UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CAMBRIDGE BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 16, 2023

Dear Shareholder:

I am pleased to invite you to our 2023 Annual Meeting of Shareholders which will be held at 8:30 A.M Eastern Time on Monday, May 15, 2023, at the Harvard Faculty Club in Cambridge, Massachusetts. The meeting will be preceded by breakfast at 8:00 A.M.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting.

Please promptly submit your proxy by telephone, Internet or by mail, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will ensure that your shares are represented at the Annual Meeting. If you decide to attend the Annual Meeting and vote in person, you may withdraw your proxy at that time. We encourage you to vote your shares according to the instructions on the Notice of Internet Availability of Proxy Materials.

On behalf of the Board of Directors and employees of Cambridge Bancorp, we thank you for your continued interest in and support of the Company.

Regards,

Denis K. Sheahan

Chairman, President & Chief Executive Officer

Cambridge Bancorp

Cambridge Trust Company

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (617) 520-5520

CAMBRIDGE BANCORP

1336 Massachusetts Avenue

Cambridge, MA 02138

(617) 520-5520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	May 15, 2023

TIME	8:30 A.M. Eastern Time

PLACE	The Harvard Faculty Club 20 Quincy Street Cambridge, MA 02138 Parking is available at the Holyoke Center Garage (Propark) located at 1350 Massachusetts Avenue, Cambridge MA 02138.
ITEMS OF BUSINESS	(1) Election of the nominees named in the attached proxy statement as directors to serve on the Board of Directors for the term of office stated.
(2) Consideration and approval of a non-binding advisory resolution on the compensation of Cambridge Bancorp’s named executive officers.
(3) To ratify, on an advisory basis, the appointment of Wolf & Company, P.C. as Cambridge Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
(4) Consideration of any other business properly brought before the Annual Meeting, and any adjournment or postponement thereof.

A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice.
RECORD DATE	The record date for the Annual Meeting is March 13, 2023. Only shareholders of record as of the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
NOTICE AND ACCESS

In accordance with Securities and Exchange Commission rules, we are furnishing these proxy materials and our Annual Report on Form 10-K for fiscal year ended December 31, 2022, via the Internet. On or about March 24, 2023, we will mail to shareholders as of the record date a notice with instructions on how to access our Annual Meeting materials and vote via the Internet, or by mail or telephone.

PROXY VOTING

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, we urge you to vote on the matters listed above and described in the proxy statement as soon as possible by submitting your proxy by telephone or over the Internet or by signing and returning a proxy card by mail. Submitting a proxy will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Cambridge Bancorp Board of Directors,

Michael Carotenuto
Corporate Secretary

Cambridge, Massachusetts

March 16, 2023

YOUR VOTE IS IMPORTANT REGARDLESS OF HOW MANY SHARES YOU OWN! We urge you to promptly vote your shares as instructed in the Notice of Internet Availability of Proxy Materials and/or proxy card sent to you. Voting procedures are described in the proxy statement enclosed herewith.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON May 15, 2023.

This proxy statement is available free of charge at http://ir.cambridgetrust.com/CorporateProfile/

CAMBRIDGE BANCORP
1336 Massachusetts Avenue

Cambridge, MA 02138
(617) 520-5520

PROXY STATEMENT
FOR THE 2023 Annual MEETING OF SHAREHOLDERS
To Be Held on May 15, 2023

THE ANNUAL MEETING AND VOTING PROCEDURES

General

This proxy statement contains information about the 2023 Annual Meeting of Shareholders of Cambridge Bancorp (the “Annual Meeting”). The Annual Meeting will be held on Monday, May 15, 2023, beginning at 8:30 A.M. Eastern Time at the Harvard Faculty Club, 20 Quincy Street, Cambridge, Massachusetts 02138. Parking is available at the Holyoke Center Garage (Propark) located at 1350 Massachusetts Avenue, Cambridge MA 02138. Cambridge Bancorp is, for ease of reference, sometimes referred to in this proxy statement as the “Company,” “we,” “us” or “our.” Cambridge Trust Company, the Company’s wholly-owned bank subsidiary, is for ease of reference referred to in this proxy statement as “Cambridge Trust” or the “Bank.” The term “Annual Meeting,” as used in this proxy statement, means the 2023 Annual Meeting of Shareholders and includes any adjournment or postponement of such meeting.

The Company’s Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. At the Annual Meeting, shareholders will vote upon the matters that are summarized in the formal meeting notice. This proxy statement contains important information for you to consider when deciding how to vote. Please read it carefully. You do not need to attend the Annual Meeting to vote your shares. You may vote by proxy, by telephone, over the Internet or by mail, and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “How do I vote?”

Notice Regarding the Availability of Proxy Materials

In accordance with Securities and Exchange Commission (“SEC”) rules, on or about March 24, 2023, we will mail to our shareholders of record a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) containing instructions on how to access our proxy materials, including this proxy statement and our Annual Report on Form 10-K for fiscal year ended December 31, 2022, as filed with the SEC on March 16, 2023 (the “2022 Annual Report”). The Notice of Availability also provides instructions on how to vote over the Internet, by mail or by telephone. If you received a Notice of Availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

Internet distribution of proxy materials is designed to expedite receipt by shareholders, lower the cost, and reduce the environmental impact of our Annual Meeting. However, if you received a Notice of Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice of Availability.

Who can vote?

Shareholders of record at the close of business on March 13, 2023 (the “Record Date”) are entitled to vote. Each share of common stock of the Company (“common stock”) is entitled to one vote at the Annual Meeting. On the Record Date, there were 7,834,057 shares of common stock outstanding and entitled to vote. The Company has no other outstanding class of voting security.

If on March 13, 2023, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy, by telephone, over the Internet or by mail as instructed below to ensure your vote is counted. We encourage you to submit your proxies as early as possible to avoid any processing delays.

How can I obtain a copy of the proxy statement?

A copy of the proxy statement will be provided free of charge, upon request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. If you want to receive a paper copy of this proxy statement or the 2022 Annual Report, please follow the instructions provided with your proxy materials and on your proxy card or voter instruction form.

The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company.

How do I vote?

With respect to Proposal 1, you may vote “FOR” all nominees, “WITHHOLD” your vote as to all nominees, or “FOR” all nominees except those specific nominees from whom you “WITHHOLD” your vote. With respect to each of Proposal 2 and Proposal 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.” The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may (a) vote at the Annual Meeting or (b) vote by proxy. If your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, Internet or by mail as instructed below to ensure your vote is counted. You may still attend the Annual Meeting and vote even if you have already voted by proxy. As a shareholder of record, you have four voting options:

•
Over the Internet at www.voteproxy.com;
•
By telephone;
•
By mail; or
•
In person during the Annual Meeting

If you sign a proxy card but do not make specific choices, your proxy will vote your shares “FOR” each of the proposals as set forth in the Notice of Annual Meeting of Shareholders.

If any other matter is presented at the Annual Meeting, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board determines. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of Annual Meeting of Shareholders.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If on March 13, 2023, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You should have received a Notice of Availability or proxy card with voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Employee Stock Ownership Plan

If shares are held for your benefit in the Cambridge Bancorp Employee Stock Ownership Plan (the “ESOP”), you are generally entitled to direct the trustees of the ESOP’s related trust as to the manner in which any of the common stock allocated to your ESOP account is voted. The trustees will vote unallocated shares, if any, in their discretion and will vote allocated shares for which no vote is received in the same proportion that the trustees are directed to vote with respect to shares for which specific voting instructions are received. Your voting instructions must be received by 5:00 P.M., Eastern Time on May 14, 2023, to be counted.

Even if you plan to attend the Annual Meeting, you are encouraged to vote by proxy prior to the meeting.

What are the quorum requirements?

A quorum will be present if shareholders holding at least a majority of the Company’s outstanding shares of common stock entitled to vote at the Annual Meeting are present at the Annual Meeting in person or are represented by proxy. If you vote prior to the meeting or vote in person at the meeting, you will be considered part of the quorum. Abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum.

On the Record Date, there were 7,834,057 shares of common stock outstanding and entitled to vote. Thus, the holders of 3,917,028 shares of common stock must be present or represented by proxy at the Annual Meeting to have a quorum.

The Chairman of the Annual Meeting or the holders of a majority of shares of common stock present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

What are the Board’s voting recommendations?

The Board recommends that you vote as follows:

(1)
“FOR” the election of Leon A. Palandjian, Christine Fuchs, Pamela A. Hamlin, Laila S. Partridge, Daniel R. Morrison, and Jane C. Walsh, as Class I Directors, and Andargachew S. Zelleke as a Class III Director;
(2)
“FOR” the approval of a non-binding advisory proposal on the compensation of the Company’s named executive officers; (as defined below) and
(3)
“FOR” the proposal to ratify, on an advisory basis, the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

How many votes are needed?

Proposal 1: Election of Directors. With respect to Proposal 1, you may vote “FOR” all Board Nominees (as defined below), "WITHHOLD" your vote as to all nominees, or "FOR" all nominees except those specific nominees from whom you "WITHHOLD" your vote. A plurality of votes cast, in person or represented by proxy, at the Annual Meeting and entitled to vote is required for the election of directors in uncontested elections, with each share being entitled to one vote with respect to each nominee. Therefore, the seven director nominees receiving the highest number of “FOR” votes will be elected. For purposes of Proposal 1, votes marked “WITHHOLD” and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. However, both abstentions and broker non-votes will count toward the presence of a quorum. There is no cumulative voting in the election of directors.

Proposal 2: Consideration and Approval of a Non-Binding Advisory Resolution on the Compensation of the Company’s Named Executive Officers. With respect to Proposal 2, you may vote "FOR," "AGAINST" or "ABSTAIN." The affirmative vote of a majority of the votes cast, in person or represented by proxy, at the Annual Meeting and entitled to vote is required to approve the non-binding advisory resolution of the compensation of the Company’s named executive officers. For purposes of Proposal 2, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. However, both abstentions and broker non-votes will count toward the presence of a quorum.

Proposal 3: To Ratify, on an Advisory Basis, the Appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. With respect to Proposal 3, you may vote "FOR," "AGAINST" or "ABSTAIN." The affirmative vote of a majority of votes cast, in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of the Company’s independent registered public accounting firm. For purposes of Proposal 3, abstentions will not be counted as votes cast and will have no effect on the result of the vote. However, abstentions will count toward the presence of a quorum.

What is the effect of broker non-votes?

“Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Brokers who hold their customers’ shares in “street name” may, under the applicable New York Stock Exchange (“NYSE”) rules, which govern NYSE brokerage members, sign and submit proxies for such shares and may vote such shares on routine matters, which typically include the ratification of the appointment of the Company’s independent registered public accounting firm. Proposals 1 and 2 are considered “non-routine” and Proposal 3 is considered “routine” under current NYSE rules.

If your broker returns a proxy but does not vote on a proposal, this will constitute a “broker non-vote.” A broker non-vote will have no effect on the outcome of any proposal.

Can I revoke my proxy?

Yes. You may revoke your grant of proxy at any time before the final vote at the Annual Meeting. If you are the shareholder of record, you may revoke your proxy in any one of the following four ways:

•
filing a written revocation of the proxy with the Company’s Corporate Secretary, which must be received by the Corporate Secretary at least one business day prior to the Annual Meeting;
•
entering a new vote over the Internet or by telephone;
•
attending and voting in person at the Annual Meeting; or
•
submitting another duly executed proxy card bearing a later date which, must be received by the Company’s Corporate Secretary at least one business day prior to the Annual Meeting.

If your shares are held by your broker, bank or another party as a nominee or agent, contact your bank, broker, or other nominee, and you should follow the instructions provided by such party in order to revoke your proxy.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Who is soliciting the proxies?

The Company will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Annual Meeting of Shareholders, the proxy card and any additional information furnished to shareholders. This proxy statement relates to the solicitation of proxies by the Board. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company has engaged the Alliance Advisors LLC to assist in the solicitation of proxies and provide related advice and information support, for a service fee and the reimbursement of customary disbursements, which are not expected to exceed $22,500 in the aggregate. Such solicitations may be made personally or by mail, facsimile, telephone, messenger, or over the Internet. The Company may reimburse persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

Interest of Certain Persons in Matters to be Acted Upon.

No director or executive officer of the Company who has served at any time since the beginning of the 2022 fiscal year, and no nominee for election as a director of the Company, or any of their respective associates, has any substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting.

Annual Report on Form 10-K and Additional Materials

The Notice of Annual Meeting, this proxy statement and our 2022 Annual Report have been made available to all shareholders entitled to vote at the Annual Meeting and who received the Notice of Availability. The 2022 Annual Report, as well as this proxy statement, can also be viewed at http://ir.cambridgetrust.com/CorporateProfile/. Information contained on or available through our website is not incorporated by reference in or made part of this proxy statement, and any references to our website are intended to be inactive textual references only.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board is divided into three classes. Generally, one class of directors is elected annually for a term of three years. Directors continue to serve until their term expires and until their respective successors are elected and qualified, unless they die, resign, or are removed.

Our Board is currently comprised of 16 members. Effective October 1, 2022, in connection with and effective upon completion of the merger with Northmark Bank (the “Northmark Merger”), and in accordance with the terms of the merger agreement therefor (the “Merger Agreement”), the Board appointed Jane C. Walsh as a Class I director. Ms. Walsh, who will stand for election for the first time at the Annual Meeting, was initially recommended to the Board by the Northmark Bank board of directors as required by the Merger Agreement. Also effective October 1, 2022, the Board appointed Andargachew S. Zelleke as a Class I director; Mr. Zelleke was subsequently redesignated as a Class III director, to achieve greater numerical balance across the three classes of our Board. Mr. Zelleke, who will stand for election for the first time at the Annual Meeting, was initially recommended to the Board by the Governance Committee. Mr. Thomas Fontaine resigned from the Board effective December 31, 2022. As a result, there would be one vacancy on the Board following the Annual Meeting. However, the Corporate Governance Committee of the Board (the “Governance Committee”) has recommended to the Board, and the Board has approved, a reduction in the size of the Board as of the Annual Meeting from 17 members to 16 members.

The Board, upon recommendation of the Governance Committee, has nominated Leon A. Palandjian, Christine Fuchs, Pamela A. Hamlin, Laila S. Partridge, Daniel R. Morrison, Jane C. Walsh, and Andargachew S. Zelleke, referred to in this proxy statement as the “Board Nominees,” for election at the Annual Meeting to the class of directors whose terms will expire at the 2026 Annual Meeting (except for Mr. Zelleke, who stands for election to the class of directors whose term will expire at the 2025 Annual Meeting). The experience, qualifications, and other attributes, of each of the Board Nominees, as well as the continuing directors, are described below under “Information About the Company’s Board of Directors.”

Each of the Board Nominees has consented to being named in this proxy statement and to serve, if elected, and the Company has no reason to believe that any of them will be unable to serve if elected. If, however, any of the Board Nominees should not be available for election at the time of the Annual Meeting, it is the intention of the persons named as proxies to vote the shares to which the proxy relates for the election of such other person or persons as may be designated by the Board. If for any reason these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancies. There are no arrangements or understandings between us and any director, or nominee for directorship, pursuant to which such person was selected as a director or nominee.

Vote Required

A plurality of votes cast, in person or represented by proxy, at the Annual Meeting and entitled to vote is required for the election of directors in uncontested elections, with each share being entitled to one vote with respect to each nominee. Therefore, the seven director nominees receiving the highest number of “FOR” votes will be elected. For purposes of Proposal 1, “WITHHOLD” votes and shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. However, both abstentions and broker non-votes will count toward the presence of a quorum. There is no cumulative voting in the election of directors.

Our Recommendation

the board unanimously recommends YOU vote “for” THE ELECTIon OF EACH OF THE BOARD NOMINEES.

Information About the Company’s Board of Directors

General

The Company’s Board currently consists of 16 members. The name, age and length of service of each of the nominees, the continuing directors and former director of the Board are set forth below:

Board Nominees	Age (1)	Term Expires	Position(s) Held	Director Since (2)
Leon A. Palandjian	53	2023	Director	2006
Christine Fuchs	53	2023	Director	2019
Pamela A. Hamlin	58	2023	Director	2019
Laila S. Partridge	58	2023	Director	2019
Daniel R. Morrison	60	2023	Director	2019
Jane C. Walsh	69	2023	Director	2022
Andargachew S. Zelleke	62	2023	Director	2022

Continuing Directors	Age (1)	Term Expires	Position(s) Held	Director Since (2)
Simon R. Gerlin	65	2024	Director	2020
Kathryn M. Hinderhofer	71	2024	Director	2020
Jeanette G. Clough	69	2024	Director	2008
Hambleton Lord	61	2024	Director	2012
R. Gregg Stone	70	2024	Director	2009
Cathleen A. Schmidt	63	2025	Director	2016
Denis K. Sheahan	58	2025	Director, Chairman, President & CEO	2015
Thalia M. Meehan	62	2025	Director	2019
Jody A. Rose	47	2025	Director	2019

(1) At May 15, 2023.

(2) Includes terms served on the Board of Directors of Cambridge Trust, as applicable.

The principal occupation, education and business experience, where applicable, of each Board Nominee and each continuing director are set forth below. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.

Board Nominees

Leon A. Palandjian, MD, CFA, Age 53. Dr. Palandjian is the Chief Risk Officer of Intercontinental Real Estate Corporation, a national real estate investment, development, and management firm headquartered in Boston, Massachusetts. His investment experience spans venture capital and private and public equity, in the life science and real estate sectors. Dr. Palandjian has served as a director of the Company and of Cambridge Trust since 2006, was Lead Director of the Board from 2014 until January 2017 and is currently Chair of the Trust Committee. The Board has determined that Dr. Palandjian is qualified to serve as a director based upon his prior service as a director of the Company and of Cambridge Trust including his service on numerous Board committees, his extensive experience in equity investment and finance, his CFA qualification, his knowledge of risk management, and his knowledge of the communities in the Company’s market area.

Christine Fuchs, Age 53. Ms. Fuchs has extensive experience in the financial services industry and as an active participant in Greater Boston’s start-up community. Ms. Fuchs spent her career at Wellington Management as Associate Director of Global Industry Research where she led a team of nearly 100 investment professionals and served on the Compensation Committee and Equity Review management committees. Prior to her management position, Ms. Fuchs served for a decade as an equity analyst and sector fund manager, responsible for the active management of $2 billion in assets. Since retiring from Wellington Management, Ms. Fuchs has emerged as an active member of the start-up ecosystem in Greater Boston, as an angel investor, advisor and mentor. She currently serves on the boards of Launchpad Venture Group and is an Advisory Board member of The Capital Network. Ms. Fuchs holds an M.B.A. in Finance from the Wharton School of the University of Pennsylvania and is a CFA Charterholder. The Board has determined that Ms. Fuchs is qualified to serve as a director based upon her prior service as a director on numerous boards and her background in financial services.

Pamela A. Hamlin, Age 58. Ms. Hamlin is a creative business leader with over 30 years of marketing and general management experience and a track record of leading and growing an acclaimed global creative agency, while driving marketing and business strategy for major Fortune 500 clients across a wide range of industries. Ms. Hamlin is currently the President of York Creative Collective (YCC) where she leads strategy and operations across a portfolio of consumer companies and brands. Prior to YCC, she was an engine for growth, evolution and cultural vibrancy at Arnold Worldwide for 20 years. As Global CEO, Ms. Hamlin oversaw the Arnold global network and was responsible for driving the vision and strategy for the agency. Previously, Ms. Hamlin served as President of Arnold’s Boston headquarters office, and as Managing Partner, Director of Account Management. Ms. Hamlin’s career in advertising began in account management and business development positions and evolved to senior leadership roles at leading agencies like Ingalls, Quinn & Johnson, HBM/Creamer and Leonard/Monahan. The Board has determined that Ms. Hamlin is qualified to serve as a director based upon her background in marketing and leading business strategy for major corporations.

Laila S. Partridge, Age 58. Ms. Partridge is an entrepreneur and technology executive with expertise in identifying disruptive technologies and turning them to competitive advantage. She was a manager and investor at Intel Capital, during the early days of that organization’s formation and has led several technology companies as Chief Executive Officer. Ms. Partridge currently serves as the CEO of HardTech Project, a company developing solutions for early stage hardware funding. Previously, she served as Managing Director of the STANLEY + Techstars Accelerator between 2019 and 2022, directing a global effort on behalf of Stanley Black & Decker to invest in early stage technology companies and grow innovative new technology solutions. The Board has determined that Ms. Partridge is qualified to serve as a director based upon her prior service as a director of the Company and of Cambridge Trust, her background in venture capital, and her extensive work with startups.

Daniel R. Morrison, Age 60. Mr. Morrison served as CEO of Cambridge Trust New Hampshire until retiring in 2021. Prior to joining the Company in 2019, Mr. Morrison spent over 12 years at Optima Bank & Trust Company as Chairman, President and Chief Executive Officer. Mr. Morrison has experience in positions of executive leadership at publicly traded companies and knowledge of the communities that the Company serves. The Board has determined that Mr. Morrison is qualified to serve as a director based upon his prior service as a director of Optima Bank & Trust, his extensive experience in and knowledge of the banking and financial services industry, and his experience in and involvement with business and civic organizations in the communities in the Company’s market area.

Jane C. Walsh, Age 69. Prior to joining the Company in 2022, Ms. Walsh served as President and CEO of Northmark Bank, becoming the first founding female commercial bank President in Massachusetts when Northmark Bank opened for business in December 1987. Ms. Walsh began her career at Arlington Trust Company, where she held various management positions and achieved the rank of Executive Vice President leading the Investment, Operations and Data Processing Divisions of a $1.2 billion bank. Ms. Walsh is extremely committed to her community and industry, as evidenced by her past and present service on various Boards, including Arthur Griffin Center, Federal Reserve Bank of Boston, Kiwanis Club of Greater Lawrence, Lanam Club, Massachusetts Bankers Association, Massachusetts Business Roundtable, Massachusetts Hospital Association, Massachusetts Medicaid Policy Institute, Merrimack College, Merrimack Valley Chamber of Commerce, St. Mary’s Parish in Winchester, Winchester Hospital, and Beth Israel Lahey Health. Ms. Walsh received her undergraduate degree from Merrimack College, her Master of Business Administration from Northeastern University, and the Certified Bank Auditor (CBA) designation from the Chartered Bank Auditors Association. Jane currently serves on the Lanam Club Board, the St. Mary Parish Finance Council, the Winchester Hospital Board, the Beth Israel Lahey Health Board and the Cambridge Bancorp Board. The Board has determined that Ms. Walsh is qualified to serve as a director based upon her extensive experience in and knowledge of the banking and financial services industry, and her experience in and involvement with business and civic organizations in the communities in the Company’s market area.

Andargachew S. Zelleke, Age 62. Dr. Zelleke has two decades’ experience as an educator on leadership and management, negotiation, corporate governance and, more recently, US-China relations. He is presently in his 12th year as the MBA Class of 1962 Senior Lecturer of Business Administration at Harvard Business School, having taught previously at the Harvard Kennedy School and the University of Pennsylvania’s Wharton School. His leadership roles have included Project Director and Steering Committee member of the American Academy of Arts and Sciences’ Corporate Responsibility Project, and Co-Director of the Harvard Kennedy School’s Center for Public Leadership. Dr. Zelleke was co-editor of Restoring Trust in American Business (MIT Press, 2005); is a life member of the Council on Foreign Relations; and has twice won the Greenhill Award for outstanding contributions to the Harvard Business School community. Early in his career, he practiced corporate law at Cleary Gottlieb Steen & Hamilton and at White & Case, and taught at the UCLA School of Law. He has prior public company board experience at Innodata Inc., a global data engineering company. Dr. Zelleke received his A.B., A.M., J.D. and Ph.D. (Organizational Behavior) from Harvard University. The Board has determined that Dr. Zelleke is qualified to serve as a director based on his prior public company board experience and his background in corporate governance.

Continuing Directors

Class II Directors

Simon R. Gerlin, Age 65. Mr. Gerlin is the Chief Financial Officer and Executive Vice President of Finance of MassDevelopment, a development finance agency and land bank, working with businesses, nonprofits, banks, and communities to stimulate economic growth. Prior to MassDevelopment, Mr. Gerlin served in executive finance, compliance, and audit roles at Clean Harbors Environmental Services. He also spent 16 years at PricewaterhouseCoopers LLP, becoming a partner and serving clients in numerous sectors such as energy and utilities, manufacturing, and higher education. Mr. Gerlin received a B.A. in political science from Middlebury College and holds an M.B.A. from Harvard Business School. He is a certified public accountant, a member of the American Society of CPAs, and a former member of the Wellesley Board of Directors. The Board has determined that Mr. Gerlin is qualified to serve as a director based upon his prior service as a director and member of numerous board committees of Wellesley Bancorp, Inc., his knowledge of banking regulation and risk management, and his training as a certified public accountant.

Kathryn M. Hinderhofer, Age 71. Ms. Hinderhofer has spent over 35 years in the financial services industry and retired as Executive Vice President of Operations and Technology from National Bank Holdings Corp ("NBH") in 2015. Prior to this, Ms. Hinderhofer was an Executive Vice President at Citizens Financial Group where she was responsible for business integration activities for acquisitions and divestitures of banks. Most recently, Ms. Hinderhofer has completed various consulting assignments for banks in New England in her field of expertise. Ms. Hinderhofer currently serves as a director of Micronotes, Inc., a cloud-based marketing automation company in Boston. The Board has determined that Ms. Hinderhofer is qualified to serve as a director based upon her prior service as a director and member of numerous board committees of Wellesley Bancorp, Inc., her extensive background in the banking and financial services industry, and her knowledge of banking regulation and risk management.

Jeanette G. Clough, Age 69. Since November 1998 until June 2021, Ms. Clough served as the Chief Executive Officer and President of Mount Auburn Hospital. Ms. Clough has served as a director of the Company and of Cambridge Trust since 2008. The Board has determined that Ms. Clough is qualified to serve as a director based upon her experience as a Chief Executive Officer of a large healthcare organization, her knowledge of the life sciences industry, and her knowledge of the communities in the Company’s market area, particularly given the importance of the life sciences industry to these communities.

Hambleton Lord (Lead Director), Age 61. Mr. Lord has over 30 years’ experience in the software industry founding and building industry leading companies. He is the Chairman and Co-Founder of Seraf, a financial services software company that provides professional portfolio management tools for investors in early-stage companies. In addition, he is the Chairman of Launchpad Venture Group, a Boston-based angel investor group that focuses on seed stage technology and life science companies. Mr. Lord has served as a director of the Company and of Cambridge Trust since 2012. The Board has determined that Mr. Lord is qualified to serve as a director based upon his prior service as a director of the Company and of Cambridge Trust including his service on numerous Board committees, his experience as an angel investor, his knowledge of the software industry and innovation economy in Massachusetts, and his knowledge of the business communities in the Company’s market area.

R. Gregg Stone, Age 70. Mr. Stone serves as Manager of Kestrel Management, LLC, through which he manages venture capital and family investments. He has worked in the investment industry since 1986 when he joined Pell, Rudman & Co., Inc. as a Vice President from the law firm Hemenway & Barnes. Mr. Stone has served on the boards of a number of private companies and charities and served on the board of NovaCare from its acquisition by Foster Management Company in 1985 through its initial public offering in 1986 until 1993. Mr. Stone has served as director of the Company and of Cambridge Trust since 2009. The Board has determined that Mr. Stone is qualified to serve as a director based upon his prior service as a director of the Company and of Cambridge Trust including his service on numerous Board committees, and his background in investment management and venture capital.

Class III Directors

Cathleen A. Schmidt, Age 63. Ms. Schmidt has extensive leadership experience in banking and professional services. Prior to retiring in September of 2021, she served as Chief Executive Officer at McLane Middleton Professional Association, the largest full-service law firm headquartered in Manchester, New Hampshire with offices in Massachusetts. She held that position for over eight years. Prior to that, she served as President and CEO of Citizen’s Bank New Hampshire/Vermont. She has served as a director of the Company and of Cambridge Trust since 2016. The Board has determined that Ms. Schmidt is qualified to serve as a director based upon her prior service as a director of the Company and of Cambridge Trust including her service on numerous Board committees. In addition, Ms. Schmidt brings to the Board her experience in executive management of a large regional bank, expertise in retail banking, and knowledge of the New Hampshire market.

Denis K. Sheahan, Chairman, President & Chief Executive Officer, Age 58. Mr. Sheahan serves as Chairman, President & Chief Executive Officer of Cambridge Trust Company and Cambridge Bancorp. Prior to joining Cambridge Trust Company in April 2015, Mr. Sheahan spent 19 years at Independent Bank Corp. and Rockland Trust where he served as Chief Financial Officer and Chief Operating Officer. Prior to joining Rockland Trust Company, Mr. Sheahan served as Vice President of Finance for BayBanks, Inc. Mr. Sheahan currently serves as Board Trustee for Cambridge Community Foundation, Chairs the Finance Committee and is Secretary/Treasurer of the Board of the Massachusetts Housing Partnership, he serves as an Advisory Board member of the Rian Immigrant Center, is a Board member and Treasurer for the Cambridge Family YMCA, he also serves as a member of the Federal Reserve Bank of Boston’s Community Depository Institutions Advisory Council, and is a member of the Board of Directors of the Massachusetts Bankers Association. The Board has determined that Mr. Sheahan is qualified to serve as a director based upon his prior service as a director of the Company and of Cambridge Trust and his extensive experience in many areas of banking and financial services. Mr. Sheahan has experience in positions of executive leadership at publicly traded companies and knowledge of the communities that the Company serves.

Thalia M. Meehan, Age 62. Ms. Meehan is currently an independent director at Safety Insurance Group, Inc. Ms. Meehan retired from Putnam Investments in 2016 after 27 years in the Tax Exempt Bond Group, where she was Team Leader and Portfolio Manager from 2006 to 2016. She was previously Head of Tax Exempt Credit Research at Putnam. Ms. Meehan also serves on the Municipal Securities Rulemaking Board. Ms. Meehan is a CFA charter holder and a graduate of Williams College. The Board has determined that Ms. Meehan is qualified to serve as a director based upon her prior service as a director on numerous boards and her background in financial services.

Jody A. Rose, Age 47. Ms. Rose is the Cofounder and Board Director of Hack.Diversity, a non-profit organization committed to transforming the economy by breaking down barriers for Black and Latine professionals in technology. Formerly the President of the New England Venture Capital Association (the “NEVCA”), Ms. Rose has spent the past seven years working in collaboration with the venture and startup communities to help foster a more innovative, collaborative and inclusive ecosystem. Ms. Rose’s achievements include successfully leading the entrepreneurial community’s fight for non-compete reform, and co-founding one of New England’s most innovative workforce development programs – Hack.Diversity, now the foundation arm of the NEVCA. Ms. Rose has held executive-level roles with both enterprise corporations and lean startups, focusing primarily on mobile, eCommerce and digital media. Prior to joining the NEVCA in 2015, Ms. Rose served as the SVP of Digital Strategy and Corporate Development at Blueprint NYC, an event production agency based in New York. Previous to that, Ms. Rose led National Mobile and Brand Partnerships for micro-location mobile marketing platform, Swirl Networks. Before joining Swirl, Ms. Rose served as Director of National Brand Partnerships at Rue Gilt Groupe, an online shopping and lifestyle company. In addition to serving on the board of Hack.Diversity, Ms. Rose serves on The Rapid7 Foundation Board, and serves on The New England Capital Association Board. The Board has determined that Ms. Rose is qualified to serve as a director based upon her prior service as a director on numerous boards and her background in marketing and venture capital.

INFORMATION ABOUT THE COMPANY’S EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following individuals are the current executive officers of the Company and/or Cambridge Trust who are not directors. The executive officers hold office until their respective successors have been appointed and qualified, or until death, resignation or removal by the Board. Ages reflected are as of the Annual Meeting date of May 15, 2023.

Michael F. Carotenuto, Age 37. Mr. Carotenuto has been the Chief Financial Officer and Treasurer of the Company and of Cambridge Trust since November 2016. Mr. Carotenuto previously served as Senior Vice President, Director of Treasury and Internal Reporting at Belmont Savings Bank. Prior to that, he worked at People’s United Financial, Inc. as an Accounting Policies Advisor and was on the Risk Advisory Services staff at Ernst & Young, LLP. Mr. Carotenuto serves as Secretary of the Company and of Cambridge Trust, he is also a licensed certified public accountant though no longer in public practice.

Kerri A. Mooney, Age 54. Ms. Mooney joined Cambridge Trust in 2018 and serves as Senior Vice President and Chief Deposit Officer; she previously served as Senior Vice President and Director of Private Banking Offices from June 2018 to January 2023. Prior to joining Cambridge Trust Ms. Mooney worked as the Director of Branches for HarborOne Bank from October 2016 to June 2018. Prior to that, she was the First Vice President and District Manager at Rockland Trust from July 2010 to October 2016 where she led Rockland Trust's Greater Boston banking offices.

Puneet Nevatia, Age 50. Mr. Nevatia joined Cambridge Trust in 2018 as Senior Vice President and Chief Information Officer. Prior to his appointment, Mr. Nevatia served as an Executive Client Partner within the financial services division of Sapient Corporation, a global consulting company that provides business, technology, digital transformation, and marketing services to clients since October 2012. Prior to Sapient, Mr. Nevatia worked in a number of financial service firms, including Babson Capital and Wellington Management.

Jennifer A. Pline, Age 63. Ms. Pline joined Cambridge Trust in 2017 and serves as Executive Vice President, and Head of the Company’s Wealth Management Group. Prior to joining Cambridge Trust, Ms. Pline worked as Managing Director, Chief Trusts & Gifts Officer at Harvard Management Company since 2005. Prior to that, she worked at Standish Mellon Asset Management as the Director of Client Service and was a vice president at Standish, Ayer & Wood, Inc. Ms. Pline is a Chartered Financial Analyst. Ms. Pline has announced her retirement effective June 2023.

Pilar Pueyo, Age 61. Ms. Pueyo joined Cambridge Trust in 2016 as Senior Vice President, and Director of Human Resources. Prior to joining Cambridge Trust, Ms. Pueyo spent 17 years at Boston Private Bank and Trust Company where she was responsible for the delivery and execution of Human Resources strategy, programs, and services to support its business strategy.

Danielle Remis Hackel, Age 53. Ms. Hackel serves as Senior Vice President and Chief Marketing Officer of Cambridge Trust, providing strategic, operational, and administrative oversight for the marketing function. Prior to joining the Company in 2021, Ms. Hackel spent three years at Harbourvest Partners in various capacities including Vice President and Co-Head of Marketing. Prior to joining Harbourvest Partners, Ms. Hackel held a variety of managing sales and marketing roles as Head of Institutional Marketing at State Street Global Advisors.

John J. Sullivan, Age 64. Mr. Sullivan serves as Senior Vice President, Director of Consumer Lending at Cambridge Trust. Mr. Sullivan has held various leadership positions within the private banking and wealth management industry. Prior to joining Cambridge Trust in 2017, Mr. Sullivan spent 16 years at Boston Private Bank & Trust Company, where he served in various capacities including Executive Vice President, Wealth Management and Trust; and Executive Vice President, Residential Lending. Prior to that, he spent 10 years at Citizens Bank as a Residential Loan Officer.

CORPORATE GOVERNANCE

Board of Directors; Board Leadership Structure

Since Mr. Sheahan, the Company’s President & Chief Executive Officer, also serves as Chairman of the Board, the Board elected an independent director, Hambleton Lord, to serve as Lead Director. The Lead Director coordinates the activities of the other independent directors, leads executive sessions, and performs such other duties as the Board requests. The Lead Director serves as the principal liaison between the independent directors and the President & Chief Executive Officer and other members of senior management on matters of corporation policy, strategy, executive management performance and other matters, such as by: (i) consulting with the President & Chief Executive Officer regarding any concerns of the directors about the Company or its performance, the President & Chief Executive Officer’s performance, and the performance of other executive management; (ii) providing input to the President & Chief Executive Officer and the Corporate Secretary on the preparation of agendas for Board and committee meetings; and (iii) advising the President & Chief Executive Officer on the quality, quantity, usefulness and timeliness of information provided to directors to support the work of the Board and its committees. The Lead Director also has the authority to retain outside advisors and consultants who report directly to the Board on board-wide issues, and serves as a liaison for consultation and direct communication with shareholders, as appropriate.

The Board provides oversight of the President & Chief Executive Officer and other management of the Company and Cambridge Trust to ensure that the long-term interests of shareholders are being served. The Board believes that having a combined Chairman and principal executive officer, coupled with a lead independent director, is the most appropriate leadership structure for the Company, especially given Mr. Sheahan’s extensive experience in banking and financial services and his extensive knowledge of the Company and its governance. This structure allows Board discussions regarding performance and strategic matters to be led by the person who oversees the Company’s strategy and operations and establishes a single voice to speak on behalf of the Company, while the lead independent director provides independent leadership and engagement that mitigates any real or perceived conflicts of interest. The Board typically will have nine regularly scheduled meetings a year, and additional meetings when necessary or advisable, at which reports on the management and performance of the Company and Cambridge Trust are reviewed. The Board has also established the Board Committees described below which regularly meet and report back to the Board on the responsibilities delegated to them. In addition to its general oversight role, the Board also: selects, evaluates, and compensates the President & Chief Executive Officer and oversees President & Chief Executive Officer succession planning; reviews, monitors, and, when necessary or appropriate, approves fundamental financial and business strategies and major corporate actions; assesses major risks facing the Company or Cambridge Trust and options for their mitigation; and seeks to maintain the integrity of financial statements and the integrity of compliance with law and ethics of the Company and Cambridge Trust.

The Board held nine regular meetings during the fiscal year ended December 31, 2022. Each incumbent director attended more than 75% of the total of (i) the meetings of the Board held during the period for which he/she has been a director and (ii) the meetings of the committee(s) on which that particular director served during such period, except for Ms. Rose who attended 68% of the meetings of the Board, the Audit Committee, and the Governance Committee.

The Company’s policy is that all directors and nominees attend the Annual Meeting. The 2022 annual meeting of shareholders was held virtually and all directors were in attendance.

Board’s Role in Risk Oversight

The Board has an active and ongoing role in, and the ultimate authority and responsibility for, overseeing risk management at the Company. The Board has approved policies to establish tolerances for the institution’s activities, and periodically reviews risk exposure limits to align with the changes in the institution’s strategies, address new activities and products, and react to changes in the industry and market conditions. The Board and its committees regularly discuss and review with management the areas of material risk exposure, the potential impact of such risks on the Company, the steps taken to monitor Company exposure to these risks and the controls adopted to mitigate such risk exposure. The Board fulfills some aspects of risk oversight at the full Board level through its enterprise risk management monitoring program, which includes reviews of interest rate risk, credit risk, liquidity risk, market risk, compliance risk, operational risk and reputational risk. The Board delegates other aspects of its risk oversight function to its committees.

The Audit Committee oversees, reviews and monitors, including discussing with management, the internal auditors and the independent auditor, the Company’s and Cambridge Trust’s major financial risk exposures and the steps management is taking to monitor and control such exposures.

The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Compensation Committee reviews the Company’s incentive plans to ensure that such plans adequately manage risk and do not cause excessive risk taking.

The Governance Committee oversees the management of risks that may be posed by Environmental, Social and Governance (“ESG”) issues. As part of this process, the Governance Committee reviews the Company’s efforts related to sustainability to ensure that planning is in place to adequately manage and identify risk.

The Risk Committee oversees, reviews and monitors, including discussing with management, the Company’s enterprise-wide risk management framework, cyber security efforts, asset liability management, and compliance, including the strategies, policies, procedures, and systems, established by management to identify, assess, measure, and manage the major risks facing the Company.

Board of Directors Independence

Rule 5605 of the NASDAQ Market Place Rules (the “NASDAQ Listing Rules”) requires that independent directors compose a majority of a listed company’s board of directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the NASDAQ Listing Rules, members of a compensation committee must also satisfy independence requirements set forth in Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2). Pursuant to Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2), in affirmatively determining the independence of a member of a compensation committee of a listed company, the board of directors must consider all factors specifically relevant to determining whether that member has a relationship with the company which is material to that member’s ability to be independent from management in connection with the duties of a compensation committee member, including: (a) the source of compensation of such member, including any consulting, advisory or other compensatory fee paid by the company to such member; and (b) whether such member is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board consults with outside legal counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ Listing Rules, as in effect from time to time.

Consistent with these considerations, the Board has affirmatively determined that all of its continuing directors, as well as Board Nominees, satisfy general independence requirements under the NASDAQ Listing Rules, other than Messrs. Morrison, and Sheahan. In making this determination, the Board found that none of the directors, other than Messrs. Morrison, and Sheahan, had a material or other disqualifying relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each director, other than Messrs. Morrison, and Sheahan, is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. The Board determined that Mr. Morrison who served as Chief Executive Officer of Cambridge Trust New Hampshire until December 31, 2021 and, Mr. Sheahan, President & Chief Executive Officer, are not independent directors by virtue of their current and prior employment with us. The Board also determined that each member of the Audit, Compensation and Governance Committees satisfies the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable.

Director Nominations

The Board, upon recommendation of the Governance Committee, selects director nominees to be presented for shareholder approval at the Annual Meeting, including the nomination of incumbent directors for reelection and the consideration of any director nominations submitted by shareholders. As of the date of this proxy statement, the Governance Committee had not received any shareholder recommendations for nominees in accordance with our bylaws in connection with the Annual Meeting.

In evaluating the qualifications of potential new directors, the Board considers the following set of recruitment criteria:

•
Directors should, as a result of their occupation, background, and/or experience, possess a mature business judgment that enables them to make a positive contribution to the Board. Directors are expected to bring an inquisitive and objective perspective to their duties. Directors should possess, and demonstrate through their actions on the Board, exemplary ethics, integrity, and values.

•
Each candidate’s leadership experience, business experience and acumen, familiarity with relevant industry issues, and such other relevant skills and experience as may contribute to the Board’s effectiveness and the Company’s success.
•
Based upon the characteristics of the then-current Board, the Governance Committee takes Board diversity into account with respect to personal attributes and characteristics, including with respect to race, ethnicity, gender, age, cultural backgrounds, professional experience, skills, and other qualifications.
•
While familiarity with the communities that Cambridge Trust serves is one factor to be considered in determining if an individual is qualified to serve as a director, it is not a controlling factor. The Board believes that a significant portion of the directors should be, and are, drawn from the communities that the Company serves.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors are expected to offer their resignation in the event of any significant change in circumstances that renders them incapable of performing their duties.

According to our bylaws, to nominate a director nominee, a shareholder must provide written notice to Corporate Secretary, c/o Elaine Virzi, Cambridge Trust Company, 1336 Massachusetts Avenue, Cambridge, Massachusetts 02138. This notice must be provided not fewer than 50 days nor more than 70 days before the annual meeting of shareholders; provided, however, that, if less than 60 days prior public disclosure of the date of the meeting is made, notice by the shareholder must be received not later than the close of business on the earlier of the 10th day following the day on which such public disclosure was made or the day before the meeting. Such shareholder’s notice must set forth (i) the name and address of such shareholder and of each person to be nominated; (ii) the class and number of shares of capital stock of the Company beneficially owned by such shareholder and by each person to be nominated; (iii) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate such person(s); (iv) a description of all arrangements between such shareholder and each person to be nominated by the shareholder; (v) such other information regarding each nominee proposed in the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (vi) the consent of each nominee to serve as a director of the Company if elected. The Governance Committee’s evaluation of shareholder-recommended director candidates will be the same as for any other proposed candidates.

Diversity, Equity and Inclusion (“DE&I”)

Cambridge Bancorp strives to create an inclusive environment that encourages, embraces and recognizes the importance of diversity. Different perspectives fuel innovation, result in better ideas, and create stronger connections between our employees and the communities we serve. Diversity, equity and inclusion are important attributes that continue to be part of the growth of the organization and to that end the Company is dedicated to recruiting, developing and promoting a diverse workforce to meet the current and future demands of our business.

Our focus on diversity and inclusion begins at the top. As of March 16, 2023, the Board was 56% female and 13% racially or ethnically diverse. For additional information on the diversity characteristics of the Board, see “Board Diversity Matrix (As of March 16, 2023)” below. In 2019, we instituted a policy that requires all employment searches for career positions with a title of Vice President and above include at least one racially or ethnically diverse and one female candidate. All of our open career positions are listed on multiple job boards that are specifically targeted towards women, minorities, veterans, and people with disabilities. At any given time, less than 1% of our employees are classified as temporary employees.

As of December 31, 2022, our overall workforce was 52% female and 23% racially or ethnically diverse. Of those employees with position titles of Vice President and above, 40% were female and 11% were racially or ethnically diverse.

In 2017, the Company formed a Diversity and Inclusion Steering Committee, which today comprises twenty-six (26) members from across the organization, including three members of executive management. This committee meets no less than quarterly and has established goals to further the Company’s Diversity, Equity and Inclusion efforts.

We believe a welcoming workplace that embraces differences is key to our employees’ success and critical to attaining our vision of becoming the premier private bank and wealth management company in Greater Boston and Southern New Hampshire.

Employment Practices and Work Environment

The Company encourages employees to contribute their personal best while respecting the balance between work and personal life. To empower employees to reach their potential, we provide training and development programs, including traditional classroom training along with coaching and experiential learning through Company-wide initiatives beyond the scope of our employees’ everyday responsibilities. We also provide access to virtual and self-directed online courses in topics ranging from compliance to management skills through our BAI Learning system. To identify and develop our next generation of leaders, we have a talent and succession planning process and specialized programs to support the development of our talent pipeline at different levels.

Competitive Pay/Benefits

The Company’s compensation programs are designed to align the compensation of our employees with Company and individual performance and provide the proper incentives to attract, retain, and motivate employees to achieve superior results. These compensation programs balance incentive earnings for both short-term and long-term performance. Specifically:

•
We provide employee wages that are competitive and consistent with employee positions, skill levels, experience, knowledge, and geographic location.
•
We offer comprehensive health and welfare benefits, the ESOP, and a 401(k) plan to assist our employees with their retirement savings.
•
We engage outside compensation and benefits consulting firms to independently evaluate the effectiveness of our compensation and benefit programs and to provide benchmarking against our peers within the industry.
•
Annual increases and incentive compensation are based on merit, which is communicated to employees at hiring and documented through our talent management process as part of our annual review procedures and upon internal transfer and/or promotion.
•
A broad-based stock incentive plan is available to non-executive employees.
•
We align our executives’ long-term equity compensation with our shareholders’ interests by linking realizable pay with Company performance.

In addition to comprehensive health and welfare benefits and retirement plans, employees are offered a variety of other benefits including, but not limited to:

•
An employee assistance program, which offers ways to better balance work and personal commitments and reduce stress, including legal and financial services, child and elder care, and nutrition and fitness;
•
Training and development programs, which include technical and leadership skills;
•
Tuition reimbursement, which enables employees to further their education;
•
Employee banking, which provides employees access to a wide range of financial products and services;
•
A wellness program, which offers comprehensive programming, including fitness, nutrition, and mindfulness classes and workshops;
•
A peer recognition program, which allows employees to recognize superior efforts of their peers who exemplify our core values;
•
Short- and long-term disability salary continuation for medical disabilities;
•
Four weeks of paid parental leave for employees having or adopting a child;
•
Flexible and remote work options, which allow employees to structure their schedules to best suit their personal situations;
•
Dependent Care, Medical, and Transportation and Parking pre-tax spending accounts; and
•
Eight hours of paid volunteer time each year.

Culture and Employee Engagement

To ensure we provide a rich experience for our employees, we measure organizational culture and engagement by periodically engaging independent third parties to assist with employee engagement surveys. Our employee driven Engagement Committee and Culture Task Force focuses on monitoring and making continuous improvements to our work environment and overall employee engagement.

Environmental, Social and Governance (ESG)

For over 130 years, the Company has been focused on strengthening the communities we serve. In addition to supporting more than 280 nonprofit organizations through charitable giving efforts of the company and the Cambridge Trust Charitable Foundation, we accomplish this through volunteerism, corporate sponsorships, non-profit board service by our employees and directors, advancing financial literacy and education, and commitment to our Community Reinvestment Act (“CRA”) responsibilities.

Information about our Corporate Responsibility and associated ESG efforts can be found on our dedicated webpage (https://www.cambridgetrust.com/about-us/sustainability-at-cambridge-trust), which was launched in 2020 to provide greater clarity for investors and the community. Below are highlights specific to our efforts in 2022:

•
Provided a commitment of $30 million to New Hampshire Housing in support of affordable housing projects in New Hampshire bringing the total of affordable housing commitment to $140 million over the past two years within the communities we serve.
•
Cambridge Trust, through the Cambridge Trust Charitable Foundation, contributed to over 250 community organizations in 2022. We provided support for financial literacy, arts and culture, social justice, and youth and family services. Additionally, we continued to provide affordable mortgage programs and access to financial subsidies for first-time homebuyers.
•
Provided investments in community-based agencies, private developers, and local and national nonprofit organizations who create or preserve affordable housing, promote jobs and education.

•
Our employees donated over 2,500 volunteer hours in 2022 within our communities.
•
Continued community partnerships with for-profit and non-profit affordable housing developers and other organizations that support economic development, financial literacy, arts and culture, youth and family, health and human services, and social justice within the communities we serve.
•
Provided financial wellness classes including money management skills and budgeting, credit, and home ownership.
•
Offered a range of financial solutions for nonprofit organizations and minority-owned, women-owned and veteran-owned businesses. Specifically, the Company offers the Good Neighbor Checking and Savings accounts to provide no cost checking and savings accounts to expand access to banking products and services.
•
Additional information regarding governance practices and information security programs can be found within the Corporate Responsibility section of the Company’s website.

In addition, the Company continues its pursuit of responsible impact as a good corporate citizen, emphasizing socially and environmentally sustainable initiatives in our day-to-day operations. Our long-standing focus on diversity, equity, and inclusion (DE&I) is evident in the makeup of our board, management team, and employees. The value we place on varying voices and perspectives within the Bank is also evident in the work of the Bank’s LGBTQIA+ coalition as well as a women’s leadership forum with nearly 200 members.

We are active in commercial lending that supports renewable energy initiatives. As of December 31, 2022, renewable energy lending is a large component of our Commercial & Industrial Lending portfolio. Our renewable energy lending supports solar and hydroelectric projects including 185 megawatts of solar energy capacity which provides substantial, long-term energy savings to hundreds of small businesses, nonprofits, municipalities, housing authorities, and educational institutions. We do not lend to companies engaged in the manufacturing or sale of firearms, gambling, or the production of fossil fuels.

In 2022, we completed our first greenhouse gas (“GHG”) inventory for the years 2019-2021. The inventory followed requirements defined by the World Resources Institute’s Greenhouse Gas Protocol, the most widely used and respected international standard for measuring, managing, and reporting GHG emissions. For more information, please visit https://www.cambridgetrust.com/ghg.

Lastly, we offer sustainable investment strategies for clients that value aligning their environmental and social objectives with their portfolios.

Board Diversity

In the director nomination process, the Board and the Governance Committee seek to ensure that there is diversity of thought among directors, which we believe stems from many factors, including professional experience, life experience, socio-economic background, gender, race, religion, skill set, and geographic representation. The Governance Committee does not assign specific weights to particular factors, and no particular factor is necessarily applicable to all prospective nominees. In addition to relevant business experience, qualifications, attributes, skills, and willingness to devote sufficient time to the Board and its committees, our Governance Committee seeks candidates with pertinent and desirable personal characteristics including outstanding reputation, integrity, sound judgment, and high ethical standards. We evaluate board diversity on a continuing basis by assessing whether varying viewpoints are routinely presented on key issues and evaluating the individual performance and contributions of each director. In 2020, the Company was noted as having more female Board members than any other company listed on the NASDAQ1.

______________

1 S&P Global Market Intelligence 12/10/2020

The following table sets forth the diversity characteristics of the Board.

Board Diversity Matrix (As of March 16, 2023)
Total Number of Directors			16
					Did Not
					Disclose
	Female	Male		Non-Binary	Gender
Part I: Gender Identity
Directors	9	7		—	—
Part II: Demographic Background
African American or Black	1	1		—	—
Alaskan Native or Native American	—	—		—	—
Asian	—	—		—	—
Hispanic or Latino	—	—		—	—
Native Hawaiian or Pacific Islander	—	—		—	—
White	8	6		—	—
Two or More Races or Ethnicities	—	—		—	—
LGBTQ+	1
Did Not Disclose Demographic Background

Board Refreshment

The Board believes that a fully engaged Board is a strategic asset of the Company and that knowledgeable and fresh viewpoints and perspectives are important for informed decision-making. The Board also believes that appropriate tenure can facilitate members developing greater institutional knowledge and deeper insight into the Company’s operations across a variety of economic and competitive environments.

Prior to vacancies arising, the Governance Committee and Board periodically evaluates whether the Board collectively has the appropriate mix of skills, experience, attributes, and diverse viewpoints necessary. The results of this evaluation are used to help inform the desirable skills set for potential director nominees and to screen director candidates.

As part of ongoing planning for Board refreshment and succession, the Board appointed or nominated three new directors in 2020 and two new directors in 2022. In 2023, the Board removed the mandatory retirement age for directors. The Board made the change in recognition of the contribution that experienced directors, with knowledge of the Company, bring to effective Board oversight and of the active role the Board plays in director refreshment and management. The Board believes that it has an appropriately balanced membership and will continue to consider opportunities to strengthen its composition over time. As a group, the average tenure of the nominees for election to the Board is approximately four years.

Shareholder Communications with the Board

The Board will give appropriate attention to written communications on issues that are submitted by shareholders and will respond as appropriate. Communications will be forwarded to all members of the Board or specified individual directors if they relate to substantive matters and include suggestions or comments that are considered to be appropriate for Board consideration. Shareholders who wish to send communications to the Board should submit them, in writing, to Corporate Secretary, c/o Elaine Virzi, Cambridge Trust Company, 1336 Massachusetts Avenue, Cambridge, Massachusetts 02138.

Code of Ethics

The Board has adopted a code of ethics (the “Code of Ethics”) that applies to all employees, officers and directors. Each employee, officer and director participates in an annual training session that focuses on topics covered by the Company’s Code of Ethics. The training reinforces the Company’s core values and commitment to full compliance with applicable laws and regulations. The Code of Ethics is supplemented by a new code of conduct (the “Code of Conduct”) that applies to all employees, officers and directors, and defines appropriate business conduct and provides recourse in the event of violations. You can find links to the Code of Ethics and the Code of Conduct on the Company’s website at: http://ir.cambridgetrust.com/govdocs. The inclusion of the Company’s website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on the Company’s website into this proxy statement.

You can also obtain a printed copy of the Committee charters (referenced in “Committees of the Board of Directors”) and the Code of Ethics, without charge, by contacting us at the following address:

Cambridge Bancorp

1336 Massachusetts Avenue

Cambridge, MA 02138

ATTN: Corporate Secretary

Committees of the Board of Directors

The Board has an Audit Committee, Compensation Committee, Governance Committee and a Risk Committee along with other various committees. The Board has adopted a charter for each of the Audit Committee, the Compensation Committee, the Governance Committee and the Risk Committee, as well as qualification guidelines for board members. The following table provides meeting information for the fiscal year ended December 31, 2022, for each committee:

Name	Audit Committee	Compensation Committee	Governance Committee	Risk Committee
Jeanette G. Clough			•	•
Christine Fuchs			•
Simon R. Gerlin	★C			•
Pamela A. Hamlin	•	C
Kathryn M. Hinderhofer	•			C
Hambleton Lord		•	•
Thalia M. Meehan				•
Daniel R. Morrison				•
Leon A. Palandjian	•
Laila S. Partridge	•	•
Jody A. Rose	•		•
Cathleen A. Schmidt		•	C
Denis K. Sheahan
R. Gregg Stone		•	•
Jane C. Walsh		•		•
Andargachew S. Zelleke	•		•
Total meetings in 2022	4	9	5	4

C Committee Chair

★ Financial Expert

Audit Committee

The Audit Committee oversees the Company’s accounting and financial reporting processes, including its internal audit function, the external and internal audits of the Company’s financial statements, the integrity of the financial statements of the Company, the qualifications, independence and performance of the independent auditor engaged by the Company and compliance with applicable legal and regulatory requirements. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. A copy of the Audit Committee’s charter is available on the Company’s website at: http://ir.cambridgetrust.com/govdocs. During the fiscal year ended December 31, 2022, the Audit Committee held four meetings. The members of the Audit Committee currently are Mses. Hamlin, Hinderhofer, Partridge and Rose, and Messrs. Gerlin (Chair), Palandjian, and Zelleke. Each of the members of the Audit Committee meets the independence requirements under the NASDAQ Listing Rules and applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is financially literate and that Mr. Gerlin qualifies as an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2022, with management and the Company’s independent registered public accounting firm, Wolf & Company, P.C. The Audit Committee has discussed with Wolf & Company, P.C. the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has also received the written disclosures and the letter from Wolf & Company, P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding Wolf & Company, P.C.’s communications with the Audit Committee concerning independence, and has discussed with Wolf & Company, P.C. the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

Audit Committee of the Board of Directors of Cambridge Bancorp
Simon R. Gerlin, (Chair)
Pamela A. Hamlin
Kathryn M. Hinderhofer
Leon A. Palandjian
Laila S. Partridge Jody A. Rose
Andargachew S. Zelleke

Governance Committee

The Governance Committee has overall responsibility for recommending corporate governance policies and procedures and board operations for the Company and for the oversight of the Company’s ESG and sustainability efforts. Additional discussion on corporate governance and ESG is found on page 11 and 12 of this document. The Governance Committee provides recommendations for action by the Board related to the appropriate size, composition, function, needs and effectiveness of the Board and its committees, develops and implements corporate governance principles and practices for the Company and oversees implementation of the Company’s Code of Ethics and Code of Conduct, including reviewing Company transactions involving related parties and other potential conflicts of interest. The Governance Committee identifies director candidates, reviews the qualifications and experience of each person considered as a nominee for election or reelection as a director, and recommends director nominees to fill vacancies on the Board for approval by the Board and the shareholders. A copy of the Governance Committee’s charter is available on the Company’s website at: http://ir.cambridgetrust.com/govdocs. During the fiscal year ended December 31, 2022, the Governance Committee held five meetings. The members of the Governance Committee are Mses. Clough, Fuchs, Rose, and Schmidt (Chair), and Messrs. Lord, Stone, and Zelleke. Each member of the Governance Committee meets the independence requirements under the NASDAQ Listing Rules.

Compensation Committee

The Compensation Committee’s responsibilities include: (i) assisting the Board in carrying out its responsibilities in determining the compensation of the President & Chief Executive Officer, and the other executive officers of the Company and Cambridge Trust; (ii) establishing compensation policies that will attract and retain qualified personnel through an overall level of compensation that is comparable to, and competitive with, others in the industry and in particular, peer financial institutions; and (iii) assisting the Board with the design and development, for approval, of equity and cash compensation plans.

The Compensation Committee also makes recommendations to the Board on the executive officers to whom equity and cash awards shall be granted, the number of shares to be granted to each, and the time or times at which such awards should be granted.

The President & Chief Executive Officer reviews the performance of the executive officers of the Company and Cambridge Trust (other than the President & Chief Executive Officer) and, based on that review, makes recommendations to the Compensation Committee about the compensation of executive officers other than himself. The President & Chief Executive Officer does not participate in any deliberations or approvals by the Compensation Committee or the Board with respect to his own compensation. The Compensation Committee makes recommendations to the Board about all compensation decisions involving the President & Chief Executive Officer and the other executive officers of the Company and Cambridge Trust. With regard to the President & Chief Executive Officer’s performance, the Lead Director conducts a 360-degree review by discussing his performance against goals with all Directors and solicits feedback from his direct reports. The Lead Director’s findings are presented to the Board and then the President & Chief Executive Officer. The Board reviews and votes to approve, in its discretion, all compensation decisions involving the President & Chief Executive Officer and the executive officers of the Company and Cambridge Trust. The Compensation Committee and the Board use summaries of proposed overall short-term and long-term compensation, summaries of compensation decisions made in past years, and competitive survey data showing current and historic elements of compensation, and other relevant information when reviewing executive officer and the President & Chief Executive Officer’s compensation. Compensation Committee meetings are attended by the President & Chief Executive Officer, other than while his compensation and benefits are discussed. For a description of the role of the President & Chief Executive Officer in determining or recommending the amount of compensation paid to the Company’s named executive officers during the fiscal year ended December 31, 2022, see “Compensation Discussion and Analysis.”

During the fiscal year ended December 31, 2022 the Compensation Committee held nine meetings. The members of the Compensation Committee are Mses. Hamlin (Chair), Partridge, Schmidt, and Walsh and Messrs. Lord and Stone. Each of the members of the Compensation Committee meets the independence requirements under the NASDAQ Listing Rules, and also serves on the Compensation Committee of the Company’s subsidiary, Cambridge Trust. A copy of the Compensation Committee’s charter is available on the Company’s website at: http://ir.cambridgetrust.com/govdocs. The Compensation Committee may delegate to its chairperson or any other Compensation Committee member such power and authority as the Compensation Committee deems appropriate, except such powers and authorities required by law to be exercised by the whole Compensation Committee or subcommittee thereof. For information on the role of compensation consultants determining or recommending the amount or form of executive or director compensation, see “Compensation and Discussion Analysis – Oversight Responsibility for Executive Compensation – Independent Consultant to the Compensation Committee.”

Compensation Committee Interlocks and Insider Participation

In 2022, the Compensation Committee was comprised entirely of independent directors, Mses. Hamlin (Chair), Partridge, Schmidt, and Walsh and Messrs. Lord and Stone. No member of the Compensation Committee is a current, or during 2022 was a former, executive officer or employee of the Company or any of its subsidiaries. In 2022, none of the Company’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

Risk Committee

The Risk Committee oversees the Company’s enterprise-wide risk management framework, including the strategies, policies, procedures, and systems, established by management to identify, assess, measure, and manage the major risks facing the Company. The Risk Committee approves and reviews the Company’s risk management framework, reviews major risks facing the Company and management’s assessment of the Company’s aggregate enterprise-wide risk profile, and annually reviews and recommends to the Board the articulation of the Company’s risk appetite. Among other duties and responsibilities, the Risk Committee oversees Asset Liability Management, the Information Technology and Information Security functions at the Bank, and reviews the Company’s Compliance, CRA, and Anti-Money Laundering Programs. The Risk Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member) as it deems appropriate from time to time under the circumstances.

A copy of the Risk Committee’s charter is available on the Company’s website at: http://ir.cambridgetrust.com/govdocs. During the fiscal year ended December 31, 2022, the Risk Committee held four meetings. The members of the Risk Committee currently are Mses. Clough, Hinderhofer (Chair), Meehan, and Walsh, and Messrs. Gerlin and Morrison. Each of the members of the Risk Committee meets the independence requirements under the NASDAQ Listing Rules.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses our compensation policies and determinations that apply to our named executive officers (“NEOs”). When we refer to our “NEOs,” we are referring to the following individuals whose 2022 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables.

Executive	Position
Denis K. Sheahan	President & Chief Executive Officer
Michael F. Carotenuto	Executive Vice President, Chief Financial Officer
Thomas J. Fontaine (1)	Executive Vice President, Chief Banking Officer
Martin B. Millane, Jr (2)	Executive Vice President, Chief Lending Officer
Jennifer A. Pline (3)	Executive Vice President, Head of Wealth Management

(1) Mr. Fontaine resigned as Executive Vice President and Chief Banking Officer of the Company and the Bank and as a member of their Boards of Directors effective December 31, 2022.

(2) Mr. Millane retired as Executive Vice President, Chief Lending Officer effective February 28, 2023.

(3) As previously disclosed, Ms. Pline will retire in June 2023.

EXECUTIVE SUMMARY

Compensation Best Practices

The Company aims to support the long-term interests of shareholders through best-practice compensation programs and policies. The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with shareholder interests. Our executive compensation practices are comprised of the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our current compensation best practices include the following:

Executive Compensation Program Design

What We Do	What We Don’t Do

☐ Align pay with performance by having a weighted-average of 56% of 2022 target total direct compensation for NEOs consist of performance-based compensation

☐ Generally seek to position target total direct compensation for NEOs at the median of the competitive market

☐ Place appropriate focus on the role of management in investing in the future of our business through innovation, technology, and strategic alliances

☐ No uncapped payouts under our short- or long-term incentive plans

☐ No purely formulaic calculations of annual short-term incentive bonus amounts – Compensation Committee retains the ability to exercise discretion in determining payouts

Compensation Governance and Risk Mitigation

What We Do	What We Don’t Do

☐ Review our peer group annually and regularly engage in rigorous benchmarking to align our executive compensation program with the market

☐ Review and verify annually the independence of the Compensation Committee’s independent compensation consultant

☐ Conduct a periodic compensation program risk assessment

☐ Require our senior executives to satisfy meaningful stock ownership guidelines to strengthen the alignment with our shareholders’ interests

☐ Maintain a clawback policy that allows us to recover annual and long-term performance-based compensation if we are required to restate our financial results, other than a restatement due to changes in accounting principles or applicable law

☐ No tax gross-ups of 280G excise taxes

☐ No single-trigger change-in-control bonus payments or vesting of equity awards

☐ We do not allow for pledging of our common stock

☐ We do not allow for employees to hedge or sell short our common stock

☐ Hold an advisory vote on executive compensation on an annual basis to provide our shareholders with an opportunity to give feedback on our executive compensation program

☐ Cap annual performance-based cash bonuses at 150% of target

2022 Financial Results

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 132-year-old Massachusetts chartered commercial bank with approximately $5.6 billion in assets at December 31, 2022, and a total of 22 Massachusetts and New Hampshire banking locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $4.1 billion in client assets under management and administration at December 31, 2022. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

2022 was a year of continued growth and strong performance for Cambridge Bancorp, as measured by:

•
Strong and growing capital levels: Common equity to assets ratio increased to 9.31% at December 31, 2022, from 8.74% at December 31, 2021. Tangible common equity to tangible assets ratio grew to 8.12% at December 31, 2022, from 7.92% at December 31, 2021.
•
Continued growth in book value per share and tangible book value per share. Book value per share at December 31, 2022, increased to $66.38 from $62.83 at December 31, 2021. Tangible Book Value Per Share grew to $57.15 at December 31, 2022, from $55.01 at December 31, 2021.
•
Asset quality at December 31, 2022 remained excellent with ratios of non-performing loans to total loans and non-performing assets to total assets at 0.16% and 0.12%, respectively.
•
Completed the Northmark merger which provided banking assets of $429.0 million, net of fair value adjustments, and our entry into the markets of Andover, North Andover and Winchester, Massachusetts.
•
Organic loan growth (excluding the impact of Northmark’s acquired balances) of $440.5 million, or 13.3%.
•
Financial performance ratios for the year ended December 31, 2022, were strong with
o
Return on Average Assets (“ROA”) of 1.03%, Operating Return on Average Assets of 1.10% and
o
Return on Average Equity of 11.56% and Operating Return on Tangible Common Shareholders’ Equity (“ROTCE”) of 14.18%.

GAAP to Non-GAAP Reconciliation (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	For the Years Ended
Operating Net Income / Operating Diluted Earnings Per Share	December 31, 2022	December 31, 2021
	(dollars in thousands, except share data)

Net Income (a GAAP measure)	$52,909	$54,024
Add: Merger expenses	1,941	—
Add: Provision for credit losses for acquired loans	2,239	—
Add: Contractual termination expenses	1,118	1,118
Less: Tax effect of non-operating expenses (1)	(1,237)	(314)
Less: Death benefit on bank owned life insurance ("BOLI") and policy surrender	(1,157)	—
Add: Tax effect of BOLI policy surrender	736	—
Operating Net Income (a non-GAAP measure)	$56,549	$54,828
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (GAAP)	(273)	(252)
Operating Income Applicable to Common Shareholders (a non-GAAP measure)	$56,276	$54,576
Weighted Average Diluted Shares	7,213,913	6,990,603
Operating Diluted Earnings Per Share (a non-GAAP measure)	$7.80	$7.81

(1)
The net tax benefit associated with non-operating items is determined by assessing whether each non-operating item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

	December 31, 2022	December 31, 2021
	(dollars in thousands)
Tangible Common Equity:
Shareholders' equity (GAAP)	$517,552	$437,837
Less: Goodwill and acquisition related intangibles (GAAP)	(71,982)	(54,529)
Tangible Common Equity (a non-GAAP measure)	$445,570	$383,308
Total assets (GAAP)	5,559,737	4,891,544
Less: Goodwill and acquisition related intangibles (GAAP)	(71,982)	(54,529)
Tangible assets (a non-GAAP measure)	$5,487,755	$4,837,015
Tangible Common Equity Ratio (a non-GAAP measure)	8.12%	7.92%

Tangible Book Value Per Share:
Tangible Common Equity (a non-GAAP measure)	$445,570	$383,308
Common shares outstanding	7,796,440	6,968,192
Tangible Book Value Per Share (a non-GAAP measure)	$57.15	$55.01

	For the Year Ended December 31,
	2022	2021
	(dollars in thousands)
Operating Return on Tangible Common Equity:
Operating Net Income (a non-GAAP measure)	$56,549	$54,828
Average common equity	$457,540	$417,768
Average goodwill and merger related intangibles	(58,859)	(54,707)
Average tangible common equity (a non-GAAP measure)	$398,681	$363,061
Operating Return on Tangible Common Equity (a non-GAAP measure)	14.18%	15.10%

Operating Return on Average Assets:
Operating Net Income (a non-GAAP measure)	$56,549	$54,828
Average assets	$5,150,336	$4,343,873
Operating Return on Average Assets (a non-GAAP measure)	1.10%	1.26%

Compensation Committee Actions in 2022

The Compensation Committee made the following decisions in 2022.

Action
✓	Adjusted NEO base salaries 3%, with the exception of Mr. Carotenuto who received a 10% adjustment based on a review of Peer Market Data.
✓

Approved a 2022 Incentive Plan payout based on Company and individual performance. Operating Return on Tangible Common Equity (“Operating ROTCE”) was achieved at 114.95% and Operating Income was achieved at 114.08% resulting in 114.52% award payout for Company performance. Individual achievement varied by executive and resulted in awards equal to73% of base salary for the CEO and 37% and 54% of base salary for the other NEOs.

✓

Awarded equity awards in February 2022. Each NEO received their annual long-term incentive value in performance-based restricted stock units (“PRSUs”) (75%) and time-based restricted stock units (“RSUs”) (25%)

✓	Certified a 2020-2022 PRSU payout at 106.8% of target which was distributed March 9, 2023
✓	Engaged independent compensation consultants to provide data and advise to assist them in their deliberations
✓	In 2022, at risk CEO Compensation was increased to 66% as compared to 62% in 2021

The Compensation Committee approved the following compensation for each NEO:

	Base Salary		Annual Incentive Plan (AIP) Award		Long-Term Incentive (LTI) Award		Total
Executive	2022	Change from 2021	2022	Change from 2021	2022	Change from 2021 (1)	2022	Change from 2021
Denis K. Sheahan	$590,545	3.00%	$428,334	-1%	$800,000	33%	$1,818,879	13%
Michael F. Carotenuto	$338,250	10.00%	$166,942	8%	$225,000	33%	$730,192	16%
Thomas J. Fontaine	$473,975	3.00%	$254,406	-12%	$450,000	33%	$1,178,381	8%
Martin B. Millane, Jr	$348,824	3.00%	$167,821	-2%	$225,000	33%	$741,645	9%
Jennifer A. Pline	$462,584	3.00%	$170,997	-13%	$225,000	33%	$858,581	5%

(1)
In 2021, each executive’s long term incentive award was reduced by 25% reflective of the unknown and ongoing impact of the pandemic and potential impact thereof to the Company. The Change from 2021 column reflects the Compensation Committee’s decision to reinstate the NEOs’ original award amount at target.

Oversight Responsibilities for Executive Compensation

Responsible Party	Primary Role and Responsibilities Relating to Compensation Decisions
Compensation Committee (Composed solely of independent, non-employee Directors and reports to the Board)

• Oversees the executive compensation program, policies, and practices, taking into account business goals and strategies, legal and regulatory developments, and evolving best practices;

• Approves performance goals for purposes of compensation decisions for the NEOs;

• Conducts an annual evaluation of the President & CEO’s performance in consultation with the full Board and determines his compensation;

• Reviews and approves the President & CEO’s recommendations for compensation for the other NEOs and senior executives, making changes when deemed appropriate;

• Approves all changes to the composition of the peer group; and

• Reviews and makes recommendations to the Board with respect to Director compensation.

Independent Consultant to the Compensation Committee* (FW Cook and Meridian Compensation Partners, LLC)

• Provides the Compensation Committee with analysis and advice pertaining to the President & CEO, executive, and Director compensation program design, including industry survey analysis, explanation of current and developing best practices, and regulatory changes;

• Recommends a relevant group of peer companies and appropriate sources of survey data against which to compare the competitiveness and structure of the President & CEO, executive, and Director compensation;

• Analyzes peer companies’ President & CEO and executive compensation annually, and Director compensation every two years, to assist the Compensation Committee in determining the appropriateness and competitiveness of the President & CEO, executive, and Director compensation;

• Reviews any proposed changes to the President & CEO, executive, and Director compensation program design;

• Reviews compensation disclosure materials; and

• Provides specific analysis and advice periodically as requested by the Compensation Committee.

Senior Management

• The President & CEO recommends to the Compensation Committee annual compensation for the other NEOs and senior executives based on his assessment of their performance;

• The President & CEO, SVP of Human Resources and Corporate Secretary work with the Compensation Committee Chairperson to set agendas, prepare materials for Compensation Committee meetings, and generally attend meetings, as appropriate, and prepare meeting minutes; and

• The Chief Financial Officer also works with the SVP of Human Resources in the preparation of materials for Compensation Committee meetings.

• No member of management is present in Compensation Committee meetings when matters related to his or her individual compensation is under discussion, when the Compensation Committee is approving or deliberating on the President & CEO compensation, or when the Compensation Committee otherwise meets in executive session.

*During 2022, the Compensation Committee was assisted by its independent compensation consultants FW Cook and Meridian Compensation Partners, LLC. Other than the support that it provided to the Compensation Committee, FW Cook and Meridian Compensation Partners, LLC provided no other services to the Company or management and only received fees from the Company for the services provided to the Compensation Committee. The Compensation Committee conducted an evaluation of the independence of its advisors considering the relevant regulations of the SEC and the NASDAQ listing standards. The Compensation Committee concluded that FW Cook and Meridian Compensation Partners, LLC were independent of the Company and the services performed by these firms and the individual consultants employed by FW Cook and Meridian Compensation Partners, LLC raised no conflicts of interest.

Shareholder Advisory Votes on Executive Compensation

At our 2022 annual meeting, we received approximately 86.7% support on Say-on-Pay. The Compensation Committee considered the vote to be an endorsement of Cambridge Bancorp’s executive compensation programs and policies; however, the Compensation Committee recognized that the support was a decline from the 97.5% support level in 2021. As such, shareholder engagement was conducted in 2022 to gain a deeper understanding of our shareholders’ perspectives.

Members of management engaged with shareholders on compensation and compensation-related governance issues to understand their concerns and ensure alignment on our practices in these areas. Management provided a comprehensive summary of such discussions to the Compensation and Governance committee for evaluation. The Company had conversations with approximately 24% of its shareholders as of June 30, 2022 including four of the top 10 shareholders and seven of the top 25 institutional owners. None of the shareholders had concerns regarding the compensation plans in which the NEOs participate, including compensation levels, the structure of the compensation programs or the incentive plan metrics used in the annual and long-term incentive programs.

COMPENSATION GOVERNANCE PRACTICES

Equity Award Practices

What We Do	What We Don’t Do

☐ Grant all equity awards with a multi-year vesting schedule to maintain alignment with longer-term Company performance

☐ Structure the majority (75%) of executive equity awards as PRSUs, whose vesting is subject to performance relative to outperforming comparable banks over a three-year period

☐ Include non-solicitation provisions and related forfeiture

☐ No payment of dividends or dividend equivalents on unearned performance-based units ☐ No repricing underwater stock options or backdating of options without shareholder approval

How Compensation Decisions Are Made

Compensation Philosophy

The Company’s compensation philosophy is designed to provide our named executive officers (“NEOs”) with a total compensation package that is competitive with market practice while varying awards to recognize Company and individual performance. The objective is to provide competitive pay for achieving performance goals consistent with the Company’s business objectives and performance compared to industry. Actual compensation should exceed market when superior performance is achieved, and be lower than market when performance falls below expectations.

In aggregate, the objectives of the Company’s compensation program are to:

•
Attract and retain talented members of senior management;
•
Provide a competitive total compensation and benefits package;
•
Reward superior performance (appropriately balancing short-term and long-term objectives); and
•
Align management interests with those of shareholders.

Since a significant portion of the executive officers’ total compensation is performance-based (short-term and long-term incentives), the Company expects its compensation will vary on an annual basis, however, over the long-term, the executive officers compensation will align with the Company’s long-term performance. In the aggregate, the Company believes its total compensation program provides appropriate balance that enables the Company to ensure proper pay-performance alignment and reduces the potential that its plans might motivate inappropriate risk-taking. The Company’s program balances:

•
Short-term and long-term performance;
•
Bank and individual performance;
•
Quantitative/financial performance goals and qualitative/discretionary performance; and
•
Absolute performance (the Company’s internal goals) and relative performance (compared to industry).

Compensation Elements and Objectives

In support of our executive compensation philosophy and objectives, our executive compensation program consists of the following three key elements, which in total are targeted at the median of our competitive market:

Compensation Key Elements

Base Salary

Provides a fixed amount of compensation executives receive which is positioned generally at the median of the competitive market for similar positions, but takes into account each individual’s experience, skills, and performance, which supports our compensation philosophy of attracting and retaining talented executives.

Annual Performance-Based Cash Bonus

Rewards the achievement of annual goals for Company financial performance, as well as key annual individual goals that strengthen the business and position the Company for long-term success. Target bonus percentages are positioned at the median of the competitive market for similar positions.

Equity-Based Long-Term Incentive

Motivates long-term performance and aligns executives with shareholder interests, which supports our compensation philosophy of rewarding long-term performance and sustained shareholder value creation in a way that attracts and retains talented executives. Long-term incentive opportunities are heavily performance-based; 75% of award value is in the form of PRSUs and 25% in RSUs. We expect actual vesting of awards to generally align with the Company’s financial performance compared to peer institutions.

Compensation Mix

The Compensation Committee evaluates the mix of compensation components for our NEOs. Pay mix is balanced considering short-and long-term time horizons, allocation between cash and equity, and between fixed and variable compensation components. In determining the compensation mix, the Compensation Committee strives to motivate near-term performance, while simultaneously focusing the executives on longer-term corporate goals that drive shareholder value.

When the Compensation Committee makes decisions with respect to each element of an executive’s compensation, it also considers the total compensation that may be awarded to the executive. The Compensation Committee makes compensation decisions that are consistent with the Company’s compensation philosophy, considering each element and the combined total compensation delivered through the Company’s executive compensation programs.

Use of Peer Group and Survey Information

The Compensation Committee engaged FW Cook to conduct a competitive review of the Company’s executive compensation program. One data source used in setting market-competitive guidelines for the executive officers is the information publicly disclosed by a peer group of other publicly traded banks which the Compensation Committee uses only as a competitive reference point and not as a determinative factor when making executive compensation decisions.

The Compensation Committee engaged FW Cook to assess the relevance of the companies within the peer group and makes changes when appropriate. Banks selected as peers for compensation purposes are public and actively traded banks which align with some or all of the following criteria:

•
Asset sizes between $1.3 billion and $12 billion;
•
Market capitalization between $100 million and $1.25 billion;
•
Fee/revenue mix greater than 20%;
•
Geographic location in a metropolitan area; and
•
Organizations with a wealth management operation.

Based on these criteria, the following companies were included in the Company’s peer proxy group for analyses relating to 2022 compensation:

Arrow Financial Corporation	First Mid Bancshares, Inc.
Bar Harbor Bankshares, Inc. Bryn Mawr Bank Corporation	First of Long Island Corp. Horizon Bancorp, Inc.
Camden National Corporation	Peapack-Gladstone Financial Corporation

Chemung Financial Corporation	Stock Yards Bancorp, Inc.
Citizens & Northern Corporation	Tristate Capital Holdings, Inc.
Enterprise Bancorp, Inc.	Univest Corporation of Pennsylvania
First Business Financial Services, Inc.	Washington Trust Bancorp, Inc.
First Foundation Inc.

In addition to reviewing information from the peer group, the Compensation Committee evaluates executive compensation by reviewing national and regional surveys that cover a wider group of relevant companies. The Committee views the use of these surveys as critical to assessing the broader market in which the Company competes for talent to supplement the peer group perspective.

In the fall of 2022, the Compensation Committee engaged Meridian Compensation Partners, LLC to assist with incentive award payouts, Compensation Discussion and Analysis drafting and planning for 2023 compensation decision-making.

Compensation Program Elements

Base Salary

In early 2022, the Compensation Committee approved base salary increases for all executives of 3%, with the exception of Mr. Carotenuto who received a market adjustment of 10%, effective January 1, 2022. The Compensation Committee also took into consideration market position versus peers, the performance of the teams, and local talent market dynamics.

Executive	2021 Base Salary	Increase (%)	2022 Base Salary
Denis K. Sheahan	$573,345	3%	$590,545
Michael F. Carotenuto	$308,250	10%	$338,250
Thomas J. Fontaine	$462,375	3%	$473,975
Martin B. Millane, Jr	$338,664	3%	$348,824
Jennifer A. Pline	$449,111	3%	$462,584

Short-Term Incentives

The 2022 Incentive Plan is the Company’s short-term incentive compensation plan. It is an annual plan that begins each January 1, the first day of the Company’s fiscal year.

The Compensation Committee administers the 2022 Incentive Plan and has final authority with respect to all matters or disputes relating to the plan. The 2022 Incentive Plan expressly reserved the Compensation Committee’s right, in its sole and absolute discretion, to reduce, including a reduction to zero, any award otherwise payable. Award payouts range from 0% to 150% of an executive’s target opportunity based on achieving certain levels of performance. Payouts under the 2022 Incentive Plan are subject to a clawback provision, as well as any similar provisions of applicable law or regulation.

The Compensation Committee has the right, in its sole and absolute discretion, to make adjustments to the Company performance factor within the defined parameters set forth in the 2022 Incentive Plan including: one-time, non-recurring, or extraordinary events or any other reason that the Compensation Committee deems appropriate; to adjust any awards by considering factors such as regulatory compliance and credit quality; and to reduce, including a reduction to zero, any cash award otherwise payable.

Taking into consideration the recommendations of independent compensation consultants and the CEO’s recommendations for the other NEOs, the Compensation Committee assigns each NEO an incentive award target as a percentage of year end base salary. The Compensation Committee also assigns each NEO a weighting between Company and individual performance. All NEOs have a meaningful portion based on Company performance. In general, the NEOs with business line responsibilities also have a significant weighting on the achievement of business unit responsibilities.

Executive	Target as a Percentage of Base Salary	Company Performance Weighting	Individual Performance Weighting
Denis K. Sheahan	60%	75%	25%
Michael F. Carotenuto	40%	75%	25%
Thomas J. Fontaine	50%	60%	40%
Martin B. Millane, Jr.	40%	40%	60%
Jennifer A. Pline	40%	25%	75%

The payout under the 2022 Incentive Plan was determined by multiplying the target award by the weighted percentage of performance achieved for Company and individual performance.

Overall Performance

Target Annual Cash Incentive	x	Company Performance	+	Individual Performance	=	Actual Annual Cash Incentive
		25% - 75% Weighting		25% - 75% Weighting

The Compensation Committee reviewed and approved the 2022 Company performance measures and weightings of the 2022 Incentive Plan. Target Company performance is based on the 2022 corporate budget as approved by the Board.

Company Performance Measures and Goals. In determining the 2022 Operating ROTCE and Operating Income targets noted in the table below, the Compensation Committee reviewed 2021 target levels and actual results along with management’s 2022 budgeting expectations. The 2022 Operating Income per budget target was increased from 2021 levels; however, 2022 Operating ROTCE per budget target was set lower at 13.38% for 2022 versus 13.89% in 2021. While the Company continued to have a strong earnings profile, the anticipated accretion of earnings was appropriately allocated to increase total levels of capital for the Company. Additionally, 2022 budgeted operating earnings appropriately anticipated the impact of three items: 1) a significant reduction in the level of income associated with the Small Business Administration’s Paycheck Protection Program (PPP) lending program as compared to 2021, where the majority of the loan forgiveness under the program had occurred in 2021; 2) a significant reduction in the level of merger-related loan accretion associated with anticipated changes to prepayment rates; and 3) an increase in expenses above historical averages as a result of the full-year impact of the Company’s investment in a new wealth management system. These items were partially offset by the level of anticipated lending, deposit, and wealth management growth in 2022. The Compensation Committee believed that the budgeted Operating ROTCE goal remained appropriate and aligned with long-term shareholder interests. Actual results for 2022 were above target as a result of higher loan growth, sustained levels of asset quality, and the positive impact of the Northmark Merger which resulted in accretion of diluted earnings per share.

The Company performance measures and their respective weightings as approved by the Compensation Committee for use in calculating incentive payouts under the 2022 Incentive Plan are presented below:

Company Performance Measures	2022 Company Performance Goals			Actual Performance
(Equally Weighted)	Threshold	Target	Stretch
Operating Return on Tangible Common Equity (ROTCE)	80% of budgeted ROTCE 10.70%	ROTCE per budget 13.38%	120% of budgeted ROTCE 16.06%	14.18% ROTCE or 114.95%
Operating Income (before security gains/losses, taxes, and other material non-recurring items)	80% of budgeted operating income $57.6 million	Operating income per budget $72.0 million	120% of budgeted operating income $86.5 million Total Achievement:	$76.1 million or 114.08% 114.52%

Individual Performance Measures and Goals. In addition to the Company performance, participants had individual goals that focused on department/team performance (such as lending growth or deposit growth) and/or individual performance. The mix of these goals varies by role. Performance targets and ranges for each measure were set at the beginning of 2022. If performance-to-goal cannot be quantified, committee judgment was used to evaluate goal attainment.

The following table describes the respective NEO’s achievement against his or her individual goals under the 2022 Incentive Plan and the payout percentage, as approved by the Compensation Committee with respect to each NEO:

Name	Percentage Achieved	Individual Performance Goal Results
Denis K. Sheahan	140.0%
•
Strong 2022 financial results including an increase in operating net income over 2022, excellent credit quality and an increase in organic loan growth
•
Successful completion of the Northmark Merger, which provided banking assets of $429.0 million, net of fair value adjustments, and entry into the markets of Andover, North Andover and Winchester, Massachusetts.
•
Achieved leadership goals*

Michael F. Carotenuto	150.0%	• Executed on specific acquisition-related duties resulting in the successful close of Northmark Merger • Successfully executed on specific financial and control objectives • Achieved leadership goals*
Martin B. Millane, Jr	124.1%	• Exceeded loan and deposit growth goal, while maintaining superb asset quality • Achieved leadership goals*
Jennifer A. Pline	85.0%	• Successfully executed on operational, marketing and business development objectives • Achieved leadership goals*
Thomas J. Fontaine	96.6%	• Achieved growth targets in Innovation Banking and Relationship banking areas • Achieved leadership goals*

* Leadership goals for each NEO generally involve specific operational objectives in the executive’s business line or function along with goals related to management such as employee development and engagement.

Award Payouts. Payouts were made to the NEOs under the 2022 Incentive Plan based on their achievement of both Company and individual goals. The Compensation Committee has discretion under the management incentive plan to withhold or adjust any incentive compensation in its sole discretion as it deems appropriate; the Compensation Committee did not make any adjustments under the management incentive plan for 2022.

The portion of payouts under the 2022 Incentive Plan were based on performance against Company results, assessed against threshold, target and stretch performance levels as described above. Payouts for performance between threshold and stretch were calculated using straight line interpolation using a 50% payout for threshold performance, a 100% payout for target performance, and a 150% payout for stretch performance. The following table shows the Company’s performance against each Bank performance measure and the resulting payout percentage (dollars in thousands):

Using the tables above the NEOs achieved the following.

	Target Short-Term Incentive Opportunity	Bank Performance			Individual Performance			Short-Term Incentive Paid	% of Target
		Target	Earned %	Subtotal	Target	Earned %	Subtotal
Denis K. Sheahan	$354,327	$265,745	114.5%	$304,319	$88,582	140.0%	$124,015	$428,334	121%
Michael F. Carotenuto	$135,300	$101,475	114.5%	$116,204	$33,825	150.0%	$50,738	$166,942	123%
Thomas J. Fontaine	$236,988	$142,193	114.5%	$162,821	$94,795	96.6%	$91,585	$254,406	107%
Martin B. Millane, Jr.	$139,530	$55,812	114.5%	$63,949	$83,718	124.1%	$103,872	$167,821	120%
Jennifer A. Pline	$185,034	$46,258	114.5%	$53,019	$138,775	85.0%	$117,978	$170,997	92%

In January 2023, the Compensation Committee and the Company’s Board approved the following payouts to the NEOs under the 2022 Incentive Plan:

Executive	Payout	% of Base Salary
Denis K. Sheahan	$428,334	73%
Michael F. Carotenuto	$166,942	49%
Thomas J. Fontaine	$254,406	54%
Martin B. Millane, Jr.	$167,821	48%
Jennifer A. Pline	$170,997	37%

Long-Term Incentives

Equity compensation and stock ownership link the net worth of executive officers to the performance of the Company’s common stock. The Compensation Committee believes long-term incentive awards serve three key purposes:

1.
Meaningful share ownership by our NEOs supports decisions that are in the best interests of our shareholders. As such, equity compensation is a significant portion of each NEO’s compensation and the Company has established stock ownership guidelines to further support stock ownership accountability. By providing meaningful equity awards, the executives’ wealth creation opportunity is directly tied to Company and stock price performance.
2.
Long-term incentive awards provide an incentive to accomplish the strategic, long-term objectives established by the Company that support shareholder value creation.
3.
Long-term incentive awards serve as a retention tool since the awards are subject to vesting related to an individual’s continued employment or service. Time-based awards are granted as 25% of the NEO’s long-term incentive opportunity to achieve this objective and support the achievement of stock ownership guidelines.

Based on the grant date value of the awards and assuming target level of achievement, the 2022 LTI awards granted to our NEOs were composed 25% of RSUs, which vest based on service requirements alone, and 75% of PRSUs, which vest based on a combination of performance and service requirements.

PRSUs awarded in 2022 vest based on relative operating ROA and operating diluted EPS growth as compared to a bank comparator index. These performance metrics were chosen to encourage multi-year earnings growth and strong Bank profitability that should result ultimately in strong shareholder value creation. The bank comparator index is defined as publicly traded banks in the Northeast with assets between $1 billion and $10 billion. Any dividends declared during the performance period are accrued and paid out in cash only to the extent that the PRSUs ultimately vest following the completion of the performance period.

The range of performance levels and corresponding payout schedule is shown in the table below. The Compensation Committee reviewed the relative performance percentile positioning in 2022 based on proxy advisor commentary and market practices. The review indicated that the percentile positioning at threshold, target and maximum levels were widely market prevalent including the Company’s peer group. Furthermore, the Company’s percentage of performance contingent awards is meaningfully greater than peers and none of the shareholder outreach mentioned a concern with the PRSU award structure. The Compensation Committee decided to keep the existing relative performance percentile positioning for all performance levels but will continue to monitor this positioning in light of best practices.

	Threshold	Target	Stretch
Relative three-year average operating ROA	25th percentile	50th percentile	90th percentile
Three-year average operating diluted EPS growth performance	25th percentile	50th percentile	90th percentile
Payout	25% of award	100% of award	200% of award

2022 Target LTI Awards

The following table summarizes the grant-date fair value of the 2022 LTI awards, assuming the PRSUs vest based on target level of achievement:

2022 Long-Term Incentive Target Values
Executive	PRSUs (at Target)	RSUs	Total Grant-Date Fair Value
Denis K. Sheahan	$600,000	$200,000	$800,000
Michael F. Carotenuto	$168,750	$56,250	$225,000
Thomas J Fontaine	$337,500	$112,500	$450,000
Martin B. Millane, Jr.	$168,750	$56,250	$225,000
Jennifer A. Pline	$168,750	$56,250	$225,000

2020 PRSU Results and Final Award Payouts

In February 2020, the Company granted PRSU awards to certain executives, including four of our current NEOs (Mr. Sheahan, Mr. Carotenuto, Mr. Millane, and Ms. Pline). The Company granted PRSU awards to Mr. Fontaine in June 2020 when he joined the Company. The 2020 PRSUs were eligible to vest upon achievement of Operating ROA and Operating EPS as compared to the comparator index for the period January 1, 2020 through December 31, 2022. The final award payouts are summarized in the following tables.

The table below presents the PRSU performance metrics and weightings. Performance levels and payouts were based on prevalent market practices for performance contingent equity awards using relative metrics.

		Percentile vs. Comparator Group			Payout as a % of Award Target
Performance Metric	Weighting	Threshold	Target	Stretch	Threshold	Target	Stretch
Relative three-year average operating ROA	50%	25th	50th	75th	25%	100%	200%
Relative three-year average operating diluted EPS growth performance	50%	25th	50th	75th	25%	100%	200%
Total	100%

Based on the Company’s performance against the established comparator index through December 31, 2022, the Compensation Committee determined that these awards would vest at 106.8% of target.

Performance Metric	Weighting	Percentile Rank	Payout % of Target
Relative three-year average operating ROA	50%	66.7th	70.8%
Relative three-year average operating diluted EPS growth performance	50%	40.7th	36.0%
Total	100%		106.8%

The following table presents the number of PRSUs at target and vesting at 106.8% of target for the 2020 – 2022 performance period for each NEO.

Executive	Target # of Shares	# of Shares Vested
Denis K. Sheahan	7,947	8,487
Michael F. Carotenuto	2,235	2,386
Thomas J. Fontaine	4,833	5,161
Martin B. Millane, Jr.	2,235	2,386
Jennifer A. Pline	2,235	2,386

Retirement Benefits

Nonqualified Retirement Plans for Executive Officers. The Company maintains several nonqualified retirement programs for executive officers. Historically, the Board provided a nonqualified defined benefit supplemental executive retirement plan (a “DB SERP”) to help accomplish the objectives of its nonqualified executive officer retirement program. In 2016, the Board approved, at the recommendation of the Compensation Committee, a change to this program. New entrants to the Company’s nonqualified deferred compensation program for executives are now provided a periodic Company contribution to the Cambridge Trust Company Executive Deferred Compensation Plan (the “EDCP”), a nonqualified defined contribution supplemental executive retirement plan, pursuant to individual participation agreements (each, a “DC SERP Agreement”). As of December 31, 2022, only Mr. Sheahan had a DB SERP. Mr. Fontaine, Mr. Millane and Ms. Pline participate in the EDCP with additional Company contributions under a DC SERP Agreement. Messrs. Millane and Fontaine's participation in the EDCP expired upon their separation from service with the Company and the Bank. Mr. Carotenuto entered into a DC SERP Agreement with the Company in February 2022 to also receive Company contributions to the EDCP. For detailed descriptions of Mr. Sheahan’s DB SERP and the DC SERP Agreements for the other NEOs, please refer to the sections entitled “Executive Compensation Tables – Pension Benefits” and “Executive Compensation Tables – Nonqualified Deferred Compensation,” respectively.

The EDCP also permits certain highly compensated employees of the Company to defer up to 50% of their base salaries, up to 100% of annual incentive compensation, and 100% of any award of RSUs or PRSUs. The Compensation Committee administers the EDCP and annually selects the employees who are eligible to participate. Each participant is 100% vested in his or her account and has the right to direct the deemed investment of his or her account balance by choosing from among investment alternatives made available by the Compensation Committee, with any deferrals of RSUs or PRSUs deemed invested in Company stock. Each account is credited with earnings or losses arising from the performance of the investments selected by the participant and no participant receives above-market or preferential returns pursuant to the terms of the EDCP. A participant’s account balance will be paid out, subject to the terms of the EDCP, upon a separation from service, or upon death or disability, in a lump sum payment, unless the participant has elected annual installment payments (when available). Participants may also elect to receive an in-service distribution and distribution in the event of an unforeseeable emergency is available.

Qualified Retirement Plans for Executive Officers. The Company sponsors the Cambridge Bancorp Employee Retirement Plan, a tax-qualified, non-contributory defined benefit pension plan (the “DB Plan”) covering substantially all employees hired before May 2, 2011, including Mr. Millane. The plan was frozen to new employees hired after that date. In October 2017, the Company announced its decision to freeze the accrual of benefits for all participants in the DB Plan, effective as of December 31, 2017. The actuarially determined present values of the named executive officers’ retirement benefits as of the end of last year are reported in the section entitled “Executive Compensation Tables – Pension Benefits.”

The Company also maintains a tax-qualified defined contribution plan (the “Profit Sharing Plan” or “401(k) Plan”) that provides for deferral of federal and state income taxes on employee contributions allowed under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Company matches employee contributions up to 100% of the first 4% of each participant’s salary. Each year, the Company may also make discretionary contributions to the Profit Sharing Plan. Employees, including our named executive officers, are eligible to participate in the 401(k) feature of the Profit Sharing Plan on the first day of their initial date of service. Employees, including our named executive officers, are eligible to participate in the discretionary contribution portion of the Profit Sharing Plan on the first day of their initial date of service. The employee must be employed on the last day of the calendar year or retire at the normal retirement age of 65 during the calendar year to receive the discretionary contribution.

In addition to the DB Plan and the Profit Sharing Plan, the Company maintains the ESOP. The ESOP is a tax-qualified defined contribution plan in which our employees, including our named executive officers, are eligible to participate on either January 1 or July 1 of each year, whichever date occurs soonest after the employee has attained the age of 21 and completed 12 months of service consisting of at least 1,000 hours of service. In general, pursuant to the terms of the ESOP, the Company contributes funds to the ESOP trust fund, and the contributed funds are allocated among all the participants’ accounts according to their relative levels of compensation (subject to IRS limits). During 2022 all of our NEOs participated in the ESOP.

Perquisites

The Company provides certain perquisites to Mr. Sheahan that the Compensation Committee believes are reasonable and consistent with the Company’s overall compensation program. To encourage his active presence in our local community, the Company reimburses Mr. Sheahan a net benefit amount of up to $50,000 per year for expenses incurred in connection with maintaining housing near our Harvard Square office, and as a car allowance, net of income taxes resulting from such reimbursements. In 2022, the Company reimbursed Mr. Sheahan for housing and car expenses in the amount of $50,000, and for the income taxes resulting from such reimbursements in the amount of $36,215. The attributed costs of the perquisites provided to Mr. Sheahan for 2022 are included in the

“All Other Compensation” column of the “Summary Compensation Table” in the Executive Compensation section of this proxy statement.

Change in Control Agreements and Other Severance Arrangements

The Company has entered into double-trigger change in control letter agreements with certain key employees, including the named executive officers. The change in control arrangements are designed to promote stability and continuity of senior leadership. The Compensation Committee believes that the interests of shareholders will be best served if the interests of management are aligned with them. The Compensation Committee further believes that providing change in control benefits should eliminate, or at least reduce, the reluctance of management to pursue potential change in control transactions that may be in the best interests of shareholders.

On December 9, 2022, Mr. Fontaine entered into a Transition Agreement and General Release with the Company and the Bank. Pursuant to this agreement, Mr. Fontaine’s employment was terminated, and he resigned all officer and director positions with the Company, the Bank and the Foundation effective as of December 31, 2022. As consideration for entering into the agreement, which includes a customary general release of claims against the Company and the Bank from Mr. Fontaine, the Bank will pay Mr. Fontaine severance equal to his base salary, subject to applicable withholdings, for one year, payable on the Bank’s regularly scheduled payroll dates and subsidize Mr. Fontaine’s COBRA premiums for up to 12 months.

On December 30, 2022, Ms. Pline entered into a Transition Agreement and General Release with the Company and the Bank in connection with a leadership change within the Company’s Wealth Management division. As consideration for entering into the agreement, which includes a customary general release of claims against the Company and the Bank from Ms. Pline, Ms. Pline will retire as of June 30, 2023 and transition her knowledge, duties and responsibilities to the Bank’s Chief Executive Officer or his designee in exchange for a lump sum cash payment equal to twelve months of her base salary. In connection with her separation of service, Ms. Pline will resign all officer and director positions with the Company, the Bank and the Foundation, as applicable.

Tax and Accounting Considerations

Taxation of “Parachute” Payments. Sections 280G and 4999 of the Internal Revenue Code provide that certain individuals who hold significant equity interests in the Company and certain executive officers and other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any of the named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code, and we have not agreed, and are not otherwise obligated, to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation. The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"), for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.

Compensation Policies and Practices

Summary
Director Stock Ownership, Executive Stock Ownership and Retention

In December 2017, the Compensation Committee approved stock ownership guidelines intended to ensure that the interests of our executives and directors are economically aligned with those of our shareholders. The requirements under that policy were determined after a review of peer and broader market ownership guideline levels. These guidelines establish target levels of ownership of our common stock within five years (either by December 31, 2022, or within five years of becoming subject to the guidelines). Guidelines are calculated based on the following multiples of compensation:

• President & Chief Executive Officer – a multiple of three times annual base salary;

• Other Executive Officers – a multiple of one times annual base salary; and

• Non-Employee Directors – three times annual equity retainer.

The Compensation Committee believes that the target multiples applicable to the President & Chief Executive Officer and our other executive officers are appropriate given the greater relative scope of responsibilities relating to long-term shareholder value creation associated with those positions.

These target levels determine whether the executive must retain additional stock acquired upon the vesting and release of restricted stock awards (“RSAs”) or restricted stock units (including RSUs and PRSUs).

Specifically, unless and until the value of our common stock held by a participant equals or exceeds his or her target level at the end of a calendar year, this executive must retain:

•
At least 50% of our common stock received upon the vesting and release of RSAs or restricted stock units during the following year, after payment or withholding of any applicable exercise price and taxes; and
•
All other shares of our common stock held by the participant.

We apply the value of unvested RSAs and RSUs toward satisfying these guidelines, but do not apply the value of unvested PRSUs, as the PRSUs are “at risk” and the associated shares may or may not ultimately be delivered. Compliance with the guidelines will be measured annually as of December 31 and reviewed by the Compensation Committee. As of year-end 2022, all NEOs have achieved the stock ownership guidelines.

Recovery of Incentive Compensation (Clawback Provisions)

Under our incentive plans or award agreements in which the NEOs participate, we may seek to recover certain performance-based incentive compensation (including incentive-based equity compensation) granted to our executives in the event we are required to restate our financial results, other than a restatement due to changes in accounting principles or applicable law.

Policy on Short Sales, Derivatives, Hedging, and Pledging of Stock

Pursuant to our Insider Trading and Confidentiality Policy (the “Policy”), no employee (including officers) or non-employee director of the Company may engage in short sales of our securities, purchases or sales of puts, calls or other derivative securities based on our securities, or purchases of financial instruments that are designed to hedge or offset any decrease in the market value of our securities. The Policy also prohibits our directors and senior executives from pledging or otherwise encumbering our equity securities as collateral for indebtedness, including holding shares in a margin or similar account that would subject our equity securities to margin calls.

Equity Grant Practices

The Company’s practice is to grant annual equity awards to eligible recipients, including our NEOs, during the first quarter of the year. In the event of grants related to new hires or other off-cycle awards, the grants are generally made during the mid-month of each quarter following approval of the award.

Compensation Risk Assessment

The Compensation Committee oversees a periodic risk assessment of the Company’s compensation programs to determine whether such programs are reasonably likely to have a material adverse effect on the Company. For 2022, the Compensation Committee concluded that the Company’s compensation programs were appropriately balanced to mitigate compensation-related risk with cash and stock elements, financial and non-financial goals, formal goals and discretion, and short-term and long-term rewards. The Company also has policies to mitigate compensation-related risk, including stock ownership guidelines, clawback provisions, and prohibitions on employee pledging and hedging activities, as described above. Furthermore, the Compensation Committee believes the Company’s policies on ethics and compliance along with its internal controls also mitigate against unnecessary or excessive risk-taking.

Compensation Committee Report(1)

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures discussed above. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for its 2022 fiscal year, and the Board of Directors has approved the recommendation.

Compensation Committee of the Board of Directors of Cambridge Bancorp
Pamela A. Hamlin (Chair)
Hambleton Lord Laila S. Partridge Cathleen A. Schmidt R. Gregg Stone
Jane C. Walsh

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Compensation Tables

The following tables, narratives, and footnotes provide compensation information for our named executive officers during 2022:

2022 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
Denis K. Sheahan,	2022	$590,545	$—	$800,000	$428,334	$—	$116,480	$1,935,359
President & CEO	2021	$565,495	$—	$600,000	$431,701	$250,861	$118,255	$1,966,312
	2020	$558,000	$—	$800,000	$353,473	$424,782	$112,993	$2,249,248
Michael F. Carotenuto,	2022	$338,250	$—	$225,000	$166,942	$—	$79,601	$809,793
EVP, CFO	2021	$304,030	$—	$168,750	$155,117	$—	$28,636	$656,533
	2020	$300,000	$—	$225,000	$127,065	$—	$27,993	$680,058
Thomas J. Fontaine,	2022	$473,975	$—	$450,000	$254,406	$—	$131,543	$1,309,924
EVP, CBO (5)	2021	$456,045	$250,000	$337,500	$288,798	$—	$114,044	$1,446,387
	2020	$259,615	$397,898	$262,480	$—	$—	$42,843	$962,836
Martin B. Millane, Jr.	2022	$348,824	$—	$225,000	$167,821	$—	$84,345	$825,990
EVP, CLO (6)	2021	$334,028	$20,000	$168,750	$171,982	$12,974	$80,660	$788,394
	2020	$329,677	$20,000	$225,000	$166,110	$86,170	$79,642	$906,599
Jennifer A. Pline,	2022	$462,584	$—	$225,000	$170,997	$—	$96,279	$954,860
EVP, WM (7)	2021	$442,963	$—	$168,750	$197,563	$—	$92,286	$901,562
	2020	$437,091	$—	$225,000	$193,394	$—	$91,202	$946,687

1.
Assumptions used in the calculation of these amounts are included in Note 15 – Share-Based Compensation to our fiscal year 2022 consolidated financial statements, which is included in our 2022 Annual Report. Amounts listed in column (e) are not actual dollar amounts received by our named executive officers in 2022, but instead represent the aggregate grant date fair value of the stock awards granted in 2022 calculated in accordance with ASC 718. For PRSUs, the probable outcome of performance is assumed to be at the target level. The maximum value of the PRSU awards assuming performance at the highest level for Mr. Sheahan, Mr. Carotenuto, Mr. Fontaine, Mr. Millane, and Ms. Pline is $1,200,000, $337,500, $675,000, $337,500, and $337,500, respectively.
2.
Amounts listed in column (g) represent the cash payments which were approved for performance under the 2022 Incentive Plan. The 2022 Incentive Plan is described in detail above in our “Compensation Discussion and Analysis.”
3.
Amounts listed in column (h) represent the aggregate change in the actuarial present value of the accumulated benefits under the DB SERP for Mr. Sheahan and the DB Plan for Mr. Millane. For Mr. Sheahan, the aggregate change in the actuarial present value of his accumulated benefits under the DB SERP decreased by $186,404, but this decrease is not reflected in column (h) pursuant to SEC rules. For Mr. Millane, the aggregate change in the actuarial present value of his accumulated benefits under the DB Plan decreased by $105,466, but this decrease is not reflected in column (h) pursuant to SEC rules. The DB SERP and the DB Plan are described in detail above in our “Compensation Discussion and Analysis” and below under “Pension Benefits.”
4.
The following table shows the components of column (i) for 2022:

	401(k) Plan Company Contributions(1)	ESOP Company Contributions(2)	Company Contributions to DC SERP(3)	Personal Expense Reimbursements(4)	Total
Denis K. Sheahan	$24,400	$5,865	$—	$86,215	$116,480
Michael F. Carotenuto	$24,400	$5,865	$49,336	$—	$79,601
Thomas J. Fontaine	$24,400	$5,865	$101,278	$—	$131,543
Martin B. Millane, Jr.	$24,400	$5,865	$54,080	$—	$84,345
Jennifer A. Pline	$24,400	$5,865	$66,014	$—	$96,279

(1)
Amounts reflect the Company’s matching contributions and its discretionary 4% contribution of $12,200 for 2022 to the accounts of the named executive officers under the 401(k) Plan. Pursuant to the terms of the 401(k) Plan, the Company matches employee contributions up to 100% of the first 4% of each participant’s salary and contributed up to 4% of each employee’s compensation. The 401(k) Plan is described in detail above in our “Compensation Discussion and Analysis.”
(2)
Amounts reflect Company contributions to the accounts of the named executive officers. The ESOP is described in detail above in our “Compensation Discussion and Analysis.”
(3)
The EDCP is described in detail below under “Nonqualified Deferred Compensation.” Our NEOs’ total compensation in the Summary Compensation Table does not include earnings on their accounts in the EDCP, in which Messrs. Carotenuto, Fontaine and Millane and Ms. Pline participate. Our NEOs do not receive any preferential or above-market investment earnings under the

EDCP. Under the terms of the EDCP, the value of the benefit provided increases or decreases based upon changes in one or more generally available investment benchmarks or strategies chosen by the respective participant.
(4)
The Company reimburses Mr. Sheahan a net benefit amount of up to $50,000 per year for expenses incurred in connection with maintaining housing near our Harvard Square office, and as a car allowance, net of income taxes resulting from such reimbursements. In 2022, the Company reimbursed Mr. Sheahan for housing and car expenses in the amount of $50,000, and for the income taxes resulting from such reimbursements in the amount of $36,215.
(5)
Mr. Fontaine resigned as Executive Vice President and Chief Banking Officer of the Company effective as of December 31, 2022.
(6)
Mr. Millane retired as Executive Vice President and Chief Lending Officer of the Company effective as of February 28, 2023.
(7)
Ms. Pline will retire as Executive Vice President and Head of Wealth Management of the Company effective as of June 30, 2023.

2022 GRANTS OF PLAN-BASED AWARDS

								All Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:	Exercise	Fair
								Number	Number	or Base	Value of
		Estimated Future			Estimated Future			of Shares	of Securities	Price of	Stock and
		Payouts Under Non-Equity			Payouts Under			of Stock	Underlying	Option	Option
		Incentive Plan Awards (1)			Equity Incentives Plan Awards (2)			or Units (3)	Options	Awards	Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/share)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Denis K. Sheahan	1/20/2022	$177,164	$354,327	$531,491
	2/15/2022				1,701	6,804	13,608				$600,000
	2/15/2022							2,268			$200,000
Michael F. Carotenuto	1/20/2022	$67,650	$135,300	$202,950
	2/15/2022				479	1,914	3,828				$168,750
	2/15/2022							638			$56,250
Thomas J. Fontaine	1/20/2022	$118,494	$236,988	$355,481
	2/15/2022				957	3,827	7,654				$337,500
	2/15/2022							1,276			$112,500
Martin B. Millane, Jr.	1/20/2022	$69,765	$139,530	$209,294
	2/15/2022				479	1,914	3,828				$168,750
	2/15/2022							638			$56,250
Jennifer A. Pline	1/20/2022	$92,517	$185,034	$277,550
	2/15/2022				479	1,914	3,828				$168,750
	2/15/2022							638			$56,250

(1)
Reflects the potential incentive award payout that the named executive officer would receive based on achievement at threshold, target, and maximum performance levels for the incentive awards granted under the 2022 Incentive Plan. Payouts under the 2022 Incentive Plan are based upon achievement of both Company and individual goals. Threshold payout assumes Company performance at 80% of target levels (resulting in a 50% payout on the Company performance component) and individual performance at 50%. Target payout assumes Company performance at 100% of target levels (resulting in a 100% payout on the Company performance component) and individual performance at 100%. Maximum payout assumes Company performance at 120% of target levels (resulting in a 150% payout on the Company performance component) and individual performance at 150%. Actual awards are reflected in the Summary Compensation Table. The grant date represents the date that the terms were approved by the Compensation Committee for the 2022 awards. The 2022 Incentive Plan is described in detail above in our "Compensation Discussion and Analysis."
(2)
Reflects the number of shares of our common stock that each named executive officer would receive based on achievement at threshold, target and maximum performance levels for the PRSUs granted under the 2022 Long-Term Incentive Plan. Vesting of the PRSUs is based upon the Bank's average three-year performance relative to the bank comparator index for average operating ROA and operating diluted EPS growth. Threshold vesting assumes Company performance at the 25th percentile of the bank comparator index (resulting in 25% of the target number of shares vesting). Target vesting assumes Company performance at the 50th percentile of the bank comparator index (resulting in 100% of the target number of shares vesting). Maximum vesting assumes Company performance at the 90th percentile of the bank comparator index (resulting in 200% of the target number of shares vesting). The PRSUs are described in detail above in our “Compensation Discussion and Analysis.”
(3)
Awards represent the number of RSUs granted on February 15, 2022. These RSUs vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued service through each vesting date.
(4)
Amounts are not an actual dollar amount received by our named executive officers in 2022, but instead represent the aggregate grant date fair value of the awards calculated in accordance with ASC 718. These PRSUs represent the fair value assumed for performance at the 50th percentile (target).

2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table set forth below contains individual equity awards that were outstanding as of December 31, 2022, for the named executive officers, with market values determined by multiplying the number of shares of stock or units, as applicable, by $83.06, the per share closing price of the Company’s common stock on December 30, 2022, the last trading day of the year:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Inventive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Denis K. Sheahan						2,268	(1)	$188,380
						1,303	(2)	$108,227
						884	(3)	$73,425
									13,608	(4)	$1,130,280
									11,724	(5)	$973,795
Michael F. Carotenuto						638	(1)	$52,992
						367	(2)	$30,483
						249	(3)	$20,682
									3,828	(4)	$317,954
									3,298	(5)	$273,932
Thomas J. Fontaine									2,552	(4)	$211,969
									4,396	(5)	$365,132

Martin B Millane, Jr.						638	(1)	$52,992
						367	(2)	$30,483
						249	(3)	$20,682
									3,828	(4)	$317,954
									3,298	(5)	$273,932
Jennifer A. Pline						638	(1)	$52,992
						367	(2)	$30,483
						249	(3)	$20,682
									3,828	(4)	$317,954
									3,298	(5)	$273,932

(1)
This restricted stock unit award was originally granted on February 15, 2022. These remaining unvested units will vest evenly on each of February 15, 2023, 2024 and 2025.
(2)
This restricted stock unit award was originally granted on February 15, 2021. These remaining unvested units will vest evenly on each of February 15, 2023 and 2024.
(3)
This restricted stock unit award was originally granted on January 21, 2020. These remaining unvested units will vest on January 21, 2023.
(4)
This PRSU award will vest based upon the Company’s average three-year performance relative to the bank comparator index for operating ROA and operating diluted EPS growth for the period ending December 31, 2024. Any shares earned will vest upon Compensation Committee certification of performance achievement following completion of the performance period. Amounts reflect vesting at maximum (that is, 200% of the target number of shares subject to the PRSU award). Based on the most recent calculations the respective percentile rankings would be 34.0 and 43.0, which would result in 65.5% of the target number of shares vesting.
(5)
This PRSU award will vest based upon the Company’s average three-year performance relative to the bank comparator index for operating ROA and operating diluted EPS growth for the period ending December 31, 2023. Any shares earned will vest upon Compensation Committee certification of performance achievement following completion of the performance period. Amounts reflect vesting at maximum (that is, 200% of the target number of shares subject to the PRSU award). Based on the most recent calculations the respective percentile rankings would be 50.5 and 26.0, which would result in 64.6% of the target number of shares vesting.

2022 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the aggregate number of stock awards vested during 2022 and the value realized:

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (b)	Value Realized on Vesting (c)
Denis K. Sheahan	12,227	$1,024,037
Michael F. Carotenuto	3,640	$304,671
Thomas J. Fontaine	1,025	$87,010
Martin B. Millane, Jr.	3,640	$304,671
Jennifer A. Pline	3,640	$304,671

Pension Benefits

The DB SERP for Mr. Sheahan provides for an annual benefit generally payable in equal monthly installments commencing on the first day of the month following Mr. Sheahan’s termination of employment on or after attaining age 65 and continuing for the greater of Mr. Sheahan’s lifetime or 20 years, subject to Mr. Sheahan’s execution and delivery of an effective release of claims and compliance with the non-competition covenants in his DB SERP. Mr. Sheahan’s annual benefit is an amount equal to his final average compensation (generally, an amount equal to the highest three consecutive years of his annual base salary and cash bonus) multiplied by two percent for every year from the date that he was hired to the date of his termination of employment (not to exceed 60%), less certain amounts payable under the U.S. Social Security Act. In general, should Mr. Sheahan voluntarily terminate employment prior to age 65, the benefit is prorated based on his years of service through his termination date.

The Company also maintains the DB Plan covering substantially all employees hired before May 2, 2011, including Mr. Millane. The plan was frozen to new entrants following that date. In October 2017, the Company announced its decision to freeze the accrual of benefits for all participants in the DB Plan, effective as of December 31, 2017. In general, participants in the DB Plan who retire upon attaining the plan’s normal retirement age of 65 are entitled to a monthly payment equal to one-twelfth of the product of (a) the sum of (i) 0.90% of the participant’s “final average compensation” (generally the participant’s average annual compensation during the five consecutive plan years in the last ten plan years of his or her employment with the Company affording the participant the highest average annual compensation), plus (ii) 0.55% of the participant’s average final compensation in excess of the average Social Security wage base for the 35-year period ending in the year in which the participant attains his or her Social Security retirement age multiplied by (b) the participant’s number of years of credited service (not in excess of 35 years). Participants who have reached age 55 and completed five years of credited service are generally eligible to retire and elect to receive an early retirement benefit equal to the actuarial equivalent of the monthly benefit described above. The following table provides details of the present value of the accumulated benefit and years of credited service for Mr. Sheahan under his DB SERP and for Mr. Millane under the DB Plan as of December 31, 2022. The accumulated benefit shown in the table has been calculated assuming each executive terminated employment as of December 31, 2022. The present value of the accumulated benefit was then calculated assuming the executive will start receiving his pension at age 65. The assumptions used for Mr. Sheahan’s DB SERP and the DB Plan are discussed in Note 14 – Pension and Retirement Plans to our fiscal year 2022 consolidated financial statements, which is included in our 2022 Annual Report. The remaining NEOs do not participate in a DB SERP or the DB Plan.

For additional information about the Company’s pension benefits, please refer our “Compensation Discussion and Analysis.”

2022 PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (c)	Present Value of Accumulated Benefit (d)	Payments During Last Fiscal Year (e)
Denis K. Sheahan (1) (3)	DB Plan	0	$—	$—
	DB SERP	8	$1,196,139	$—
Michael F. Carotenuto (1) (2)	DB Plan	0	$—	$—
	DB SERP	0	$—	$—
Thomas J. Fontaine (1) (2)	DB Plan	0	$—	$—
	DB SERP	0	$—	$—
Martine B. Millane, Jr. (2) (3)	DB Plan	14	$666,762	$—
	DB SERP	0	$—	$—
Jennifer A. Pline (1) (2)	DB Plan	0	$—	$—
	DB SERP	0	$—	$—

(1)
Messrs. Sheahan, Carotenuto, and Fontaine and Ms. Pline are not eligible for participation in the DB Plan as this plan was frozen to new entrants on May 2, 2011, and each individual joined the Company after that date.
(2)
Messrs. Carotenuto, Millane, and Fontaine and Ms. Pline do not participate in a DB SERP.
(3)
Amounts listed in column (d) represent the aggregate change in the actuarial present value of the accumulated benefits under the DB SERP for Mr. Sheahan and the DB Plan for Mr. Millane. For Mr. Sheahan, the aggregate change in the actuarial present value of his accumulated benefits under the DB SERP decreased by $186,404, but this decrease is not reflected in column (d) pursuant to SEC rules. For Mr. Millane, the aggregate change in the actuarial present value of his accumulated benefits under the DB Plan decreased by $105,466, but this decrease is not reflected in column (d) pursuant to SEC rules.

Nonqualified Deferred Compensation

Each plan year, under the terms of a “DC SERP” Agreement, Ms. Pline, Mr. Fontaine, Mr. Millane, and, Mr. Carotenuto, the Company will contribute an amount equal to 10% of the executive’s base salary and bonus to his or her EDCP account. Like other participants in the EDCP, Ms. Pline and Messrs. Fontaine, Millane and Carotenuto have the right to direct the investment of their account balances (including amounts contributed by the Company) by choosing from among the available investment alternatives, and their accounts are credited with earnings or losses arising from investment performance. Their account balances will be paid out, subject to the terms of the EDCP, upon a separation from service, or upon death or disability, in a lump sum cash payment (with any deferral of PRSUS and RSUs paid in shares of Company stock), unless they elect to receive annual installment payments. Ms. Pline and Messrs. Fontaine, Millane and Carotenuto may also elect to receive an in-service distribution and distribution in the event of an unforeseeable emergency.

The following table provides details regarding the Company’s named executive officers’ participation in the Company’s various nonqualified deferred compensation plans as of December 31, 2022:

2022 Nonqualified Deferred Compensation

	Plan	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year
	(b)	(c)	(d)	(e)	(f)	(g)
Name (a)		(1)	(1)	(2)		(2)
Denis K. Sheahan	EDCP	$—	$—	$—	$—	$—
Michael F. Carotenuto	EDCP	$—	$49,336	$(78)	$—	$49,258
Thomas J. Fontaine	EDCP	$—	$101,278	$(19,550)	$—	$197,820
Martin B. Millane, Jr.	EDCP	$131,160	$—	$(113,980)	$—	$754,948
	EDCP	$—	$54,080	$(38,276)	$—	$343,975
Jennifer A. Pline	EDCP	$98,983	$—	$(36,808)	$—	$287,490
	EDCP	$—	$66,014	$(54,943)	$—	$396,688

(1)
Amounts reported in columns (c) and (d) have been reported as compensation in the Summary Compensation Table.
(2)
Amounts reported in columns (e) and (g) have not been reported as compensation in the Summary Compensation Table as they do not represent preferential or above-market earnings.

Potential Payments Upon Termination or Change in Control

The following table shows the estimated benefits payable to our named executive officers in the event of the named executive officer’s termination of employment under various scenarios or upon a change in control of the Company. The amounts shown assume a termination of employment or change in control on December 31, 2022. Market values of equity awards were determined by multiplying the applicable number of shares of stock or units by $83.06, the per share closing price of the Company’s common stock on December 30, 2022, the last trading day of the year. The amounts shown do not include payments or benefits provided under insurance or other plans that are generally available to all salaried employees. The actual amounts to be paid can only be determined at the time of the named executive officer’s separation from the Company or upon the occurrence of a change in control.

Potential Payments Upon Termination or Change in Control
Name and Benefit	Involuntary Termination (1)	Change in Control	Involuntary Termination and Change in Control	Disability	Death	Cause
Denis K. Sheahan
Severance Payment	—	—	$2,927,548	—	—	—
DB SERP Enhancement (2)	—	—	$1,411,998	$654,891	$1,085,371	—
Equity Award Vesting (3)	$1,353,646	—	$2,082,148	$2,082,148	$2,082,148	—
Total Amount	$1,353,646	$—	$6,421,694	$2,737,039	$3,167,519	$—
280G Cutback (5)	—	—	—	—	—	—
Net Amount	$1,353,646	$—	$6,421,694	$2,737,039	$3,167,519	$—
Michael F. Carotenuto
Severance Payment	—	—	$927,603	—	—	—
Equity Award Vesting (3)	$380,787	—	$585,739	$585,739	$585,739	—
Prorated EDCP Contribution (4)	$49,336	$49,336	$49,336	$49,336	$49,336
Total Amount	$430,123	$49,336	$1,562,678	$635,075	$635,075	$—
280G Cutback (5)	—	—	$(19,028)	—	—	—
Net Amount	$430,123	$49,336	$1,543,650	$635,075	$635,075	$—
Martin B. Millane, Jr.
Severance Payment	—	—	$1,038,961	—	—	—
Equity Award Vesting (3)	$380,787	—	$585,739	$585,739	$585,739	—
Prorated EDCP Contribution (4)	$55,080	$55,080	$55,080	$55,080	$55,080	—
Total Amount	$435,867	$55,080	$1,679,780	$640,819	$640,819	$—
280G Cutback (5)	—	—	$(58,554)	—	—
Net Amount	$435,867	$55,080	$1,621,226	$640,819	$640,819	$—
Jennifer A. Pline
Severance Payment	—	—	$1,269,728	—	—	—
Equity Award Vesting (3)	$380,787	—	$585,739	$585,739	$585,739	—
Prorated EDCP Contribution (4)	$66,015	$66,015	$66,015	$66,015	$66,015	—
Total Amount	$446,802	$66,015	$1,921,482	$651,754	$651,754	$—
280G Cutback (5)	—	—	—	—	—	—
Net Amount	$446,802	$66,015	$1,921,482	$651,754	$651,754	$—
Thomas J. Fontaine
Severance Payment (6)	$473,975	—	—	—	—	—
Equity Award Vesting (3)	—	—	—	—	—	—
Prorated EDCP Contribution (4)	$—	$—	$—	$—	$—	—
Total Amount	$473,975	$—	$—	$—	$—	$—
280G Cutback (5)	—	—	—	—	—	—
Net Amount	$473,975	$—	$—	$—	$—	$—

(1)
For purposes of this table, an “involuntary termination” means a termination of the named executive officer by the Company without cause (as defined in the applicable agreement) or, to the extent applicable, a resignation by the named executive officer for good reason (as defined in the applicable agreement). The material terms of each of the applicable agreements are summarized in the narrative section below.
(2)
Amount equals the actuarial present value of the annual benefit enhancement (if any) under the terms of the DB SERP for Mr. Sheahan beyond the amount payable in connection with a separation from service after he attains normal retirement age. The actuarial present value of each amount is calculated using a discount rate of 5.15%, which is the consistent discount rate used by the Company to calculate its unfunded retirement liability and in accordance with the requirements of ASC 715. For the actuarial present value of amounts payable under Mr. Sheahan’s DB SERP upon a separation from service after attaining normal retirement age, see the “Pension Benefits” table above. The material terms and conditions of the DB SERP for Mr. Sheahan are summarized in the narrative section below.
(3)
For the “Involuntary Termination” column, amount equals the market value of a prorated portion of the named executive officer’s outstanding, unvested PRSU and RSU awards, based on the number of completed months during the applicable period. The PRSUs assume target level of performance. For the “Involuntary Termination and Change in Control” column, amounts include the market value of the named executive officers outstanding, unvested equity awards vesting at target level of performance. For the “Disability” and “Death” columns, amounts equal the market value of the named executive officer’s outstanding, unvested equity awards, with all PRSU awards vesting at target level of performance pursuant to their terms. The material terms and conditions the named executive officers’ equity awards are summarized in the narrative section below. Mr. Fontaine’s pro-rated equity awards payable in connection with his involuntary termination of employment could not be determined as of December 31, 2022. Mr. Fontaine’s equity awards will be determined and distributed in accordance with the terms of his respective award agreements. See “Equity Awards” below.
(4)
As of the assumed date of termination of December 31, 2022, Messrs. Millane and Carotenuto and Ms. Pline would be entitled to the unreduced amount of their annual EDCP Company contribution for 2022. This amount is also reported in the “Summary Compensation Table” and “Nonqualified Deferred Compensation” table above. Messrs. Millane and Carotenuto and Ms. Pline would also be entitled to the same prorated amount in the event of his or her voluntary resignation without good reason.
(5)
The named executive officers’ change in control agreements provide for a “best net” approach that, in the event any payments or benefits provided under the change in control agreements, together with any other payments or benefits, would constitute “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, reduces the payments and benefits otherwise provided to the applicable named executive officer in connection with a change in control so that no portion of such payments or benefits would be subject to the excise tax if such reduction would result in the applicable named executive officer receiving a greater amount of payments and benefits on an after-tax basis. The 280G Cutback amounts are estimates based on compensation and benefit levels as of December 31, 2022 and are based on assumptions that may or may not actually occur or be accurate.
(6)
Represents the amounts payable to Mr. Fontaine under the Transition Agreement & General Release of Claims entered into on December 9, 2022.

Equity Awards. Our named executive officers hold two types of unvested equity awards — PRSUs and RSUs. In the event the named executive officers experience a termination of employment or there is a change in control of the Company, the unvested equity awards would be vested, as described below.

For the PRSUs granted to our named executive officers, upon a termination of employment by the Company other than for cause (as defined in the applicable award agreement) or as a result of the named executive officer’s retirement (as defined in the applicable award agreement), the target number of units would be prorated based on the number of completed months in the applicable performance period and the named executive officers would remain eligible to earn this prorated award based on the Company’s actual performance through the end of the applicable performance period. For the RSUs granted, upon termination of employment other than for cause or as a result of the named executive officer’s retirement, the number of units would be prorated based on the number of completed months of service. Upon a termination of employment due to death or disability, all of our named executive officers would be entitled to (a) full vesting of their unvested RSUs, and (b) vesting at target level for their unvested PRSUs.

Upon the occurrence of a change in control, if the named executive officer’s employment is terminated other than for cause within 12 months of such change in control and prior to the last day of the vesting period for RSUs or the performance period for PRSUs, the named executive officer’s equity awards will vest. RSUs will vest in the number of units subject to the applicable award while PRSUs will vest in the greater of (i) the target number of units subject to the award and (ii) the number of units determined by the Compensation Committee based on actual performance through the date of termination. The maximum number of PRSUs that may vest equals 200% of the target number of units provided for in the applicable award agreement.

Change in Control Agreements. The Company currently maintains double-trigger change in control agreements with Mr. Sheahan, Mr. Carotenuto and Ms. Pline. The change in control agreements with Messrs. Millane and Fontaine expired upon their separation from service with the Company and the Bank. Except as otherwise noted below, the change in control agreements contain substantially the same terms and conditions. In the event of a change in control (as defined below) and a qualifying termination of employment (as described below), each of these named executive officers would be eligible for: (1) a severance payment equal to a multiple of his or her average compensation over a period of years (generally the highest three consecutive years of annual base salary and bonus), as determined at the time of termination and (2) welfare benefit continuation (at the named executive officer’s cost) for a specified period following the named executive officer’s termination date (or, if shorter, until comparable benefits are received from another source), in each case as set forth in the applicable agreement. The severance multiples and welfare benefit continuation period for each named executive officer are set forth in the following table:

	Severance Multiple	Welfare Benefit Continuation Period
Sheahan	3x	36 Months
Fontaine (1)	3x	12 months
Carotenuto, Millane (1) and Pline	2x	12 Months

(1)
The change in control agreements with Messrs. Millane and Fontaine expired upon their separation from service with the Company and the Bank.

Payments under the change in control agreements would be triggered in the event of a change in control of the Company or the Bank where, within 12 months after the change in control (1) the Company or the Bank terminates the named executive officer for reasons other than due to death or for “cause” or “disability” (each, as defined in the change in control agreements) or (2) the named executive officer resigns for “good reason” (as defined in the change in control agreements but generally including a material reduction in the nature or scope of the named executive officer’s responsibilities, authorities or duties, a material reduction in the named executive officer’s base salary or a relocation of the named executive officer’s principal place of business of more than 40 miles from the current principal executive office). Benefits may also be payable in the event of a potential change in control where (1) the Company or the Bank terminates the named executive officer for reasons other than due to death or for cause or disability, or (2) the named executive officer resigns for good reason, in either case, within the period ending upon the earlier of: 12 months from the occurrence of the potential change in control, death, disability or retirement (each, as defined in the change in control agreements), the change in control, or a determination by the Board that a potential change in control no longer exists.

In the event any payments or benefits provided under the change in control agreements, together with any other payments or benefits, would constitute “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the change in control agreements provide for a “best net” approach that reduces the payments and benefits otherwise provided to the applicable named executive officer in connection with a change in control so that no portion of such payments or benefits would be subject to the excise tax if such reduction would result in the applicable named executive officer receiving a greater amount of payments and benefits on an after-tax basis.

A “change in control” (as defined in the change in control agreements) includes a change that would be required to be reported by the Company or the Bank under the Exchange Act and an acquisition of control as defined in the Bank Holding Company Act of 1956, as amended, or the Bank Control Act of 1978, as amended. A “potential change in control” (as defined in Mr. Sheahan’s change in control agreement) would exist if the Company and/or the Bank enter into an agreement to consummate a transaction involving a change in control, any person (including the Company) publicly announces an intention to take or consider taking actions that would constitute a change in control, any person acquires a 20% or more of the voting power of the Company or the Board of the Company or the Bank adopt a resolution to the effect that a potential change in control has occurred.

The change in control agreements include a 12-month noncompetition covenant and, in certain circumstances, provide an opportunity for the Company and the Bank to remedy a good-reason-triggering event. The change in control agreements also provide for a six-month delay in payments to a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, if required.

Transition Agreements. On December 9, 2022, Mr. Fontaine entered into a Transition Agreement and General Release with the Company and the Bank. Pursuant to this agreement, Mr. Fontaine’s employment was terminated, and he resigned all officer and director positions with the Company, the Bank and the Foundation effective as of December 31, 2022. As consideration for entering into the agreement, which includes a customary general release of claims against the Company and the Bank from Mr. Fontaine, the Bank will pay Mr. Fontaine severance equal to his base salary, subject to applicable withholdings, for one year, payable on the Bank’s regularly scheduled payroll dates and subsidize Mr. Fontaine’s COBRA premiums for up to 12 months.

On December 30, 2022, Ms. Pline entered into a Transition Agreement and General Release with the Company and the Bank in connection with a leadership change within the Company’s Wealth Management division. As consideration for entering into the agreement, which includes a customary general release of claims against the Company and the Bank from Ms. Pline, Ms. Pline will retire as of June 30, 2023 and transition her knowledge, duties and responsibilities to the Bank’s Chief Executive Officer or his designee in exchange for a lump sum cash payment equal to twelve months of her base salary. In connection with her separation of service, Ms. Pline will resign all officer and director positions with the Company, the Bank and the Foundation, as applicable.

Mr. Sheahan’s DB SERP. Under the terms of Mr. Sheahan’s DB SERP, if Mr. Sheahan (a) becomes entitled to benefits under his change in control agreement or (b) experiences a termination of employment due to his death, the annual benefit under his DB SERP will be calculated and paid as described above under “Pension Benefits,” except that he will be deemed to have been employed for an additional three plan years (up to a maximum of 30 plan years) and the installment payments from the Company will begin the month following his termination of employment, regardless of his age, and continue for his lifetime (or, in the case of his death, for 20 years). In addition, if Mr. Sheahan becomes entitled to benefits under his change in control agreement, the non-competition covenant of his DB SERP will terminate. If Mr. Sheahan experiences termination of employment due to his “disability” (as defined in his DB SERP) prior to his attainment of normal retirement age, the annual benefit under his DB SERP will be calculated and paid as described above under “Pension Benefits,” except that the installment payments from the Company will begin the month following his termination of employment due to disability.

DC SERP Agreements for Ms. Pline and Messrs. Millane, Carotenuto and Fontaine. With respect to the year of Ms. Pline’s, Messrs. Millane’s, Carotenuto’s and Fontaine’s termination of employment for any reason other than “cause” (as defined in the applicable DC SERP Agreement), each is entitled to receive a prorated portion of the annual benefit under his or her DC SERP Agreement based on the number of completed months during the applicable plan year prior to his or her termination date, subject to his or her execution and delivery of an effective release of claims in favor of the Company and his or her continued compliance with the applicable non-competition covenants of his or her DC SERP Agreement.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of, our Chief Executive Officer (our “CEO”):

For 2022, our last completed fiscal year:

(1)
the annual total compensation of the median employee of our Company (other than our CEO) was $114,040; and
(2)
the annual total compensation of our CEO, as reported in the Summary Compensation Table of this proxy statement, was $1,935,359.

Based on this information, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 17:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

As permitted by SEC rules, we used the same median employee selected for fiscal 2021, because we believe there has been no change in our employee population or compensation arrangements that would result in a significant change to our pay ratio disclosure. Upon determining that we would use the same median employee selected for fiscal 2021, we calculated our median employee’s annual total compensation for fiscal 2022 according to the SEC’s instructions for preparing the Summary Compensation Table. We then calculated our CEO’s annual total compensation according to the SEC’s instructions for preparing the Summary Compensation Table and calculated the ratio between the two numbers.

The disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, this disclosure may not be comparable to the pay ratio reported by other companies.

Pay versus Performance

The following is the Company’s pay versus performance disclosure, calculated in a manner consistent with Item 402(v) of Regulation S-K. Operating Return on Tangible Common Equity “ROTCE” was selected as the Company’s most important financial performance measure linking Compensation Actually Paid to our CEO and Other Named Executive Officers and Company performance.

					Value of initial fixed $100 investment based on cumulative total shareholder return:
Year	Summary Compensation Table total for Chief Executive Officer ($)	Compensation actually paid to Chief Executive Officer (1,4) ($)	Average Summary Compensation Table total for NEOs other than CEO ($)	Average compensation actually paid to NEOs other than CEO (2,4) ($)	Cambridge Bancorp common stock (3) ($)	S&P U.S. BMI Banks Index ($)	Net Income (000) ($)	Operating ROTCE
2022	$1,935,359	$1,628,278	$975,142	$629,527	$113.74	$95.12	$52,909	14.18%
2021	$1,966,312	$2,475,604	$948,219	$1,040,614	$124.36	$118.43	$54,024	15.10%
2020	$2,249,248	$2,517,537	$940,096	$975,893	$90.14	$86.69	$31,959	14.38%

(1)
Denis Sheahan served as Chairman, President and Chief Executive Officer for each of the years presented in the table.
(2)
Messrs. Carotenuto, Fontaine and Millane and Ms. Pline served as NEOs for each of the years presented in the table. Mr. Mark Thompson, former President, also served as an NEO in 2020.
(3)
Cumulative total shareholder return (“TSR”) assumes an initial investment of $100 as of the market close on December 31, 2019. TSR for Cambridge Bancorp stock was (9.9)% in 2020, 38.0% in 2021 and (8.5)% in 2022, for a cumulative three-year TSR of 13.7%. A $100 investment in Cambridge Bancorp stock on December 31, 2019 would be valued at $113.74 as of December 31, 2022, which outperformed our peers as measured by the S&P U.S. BMI Banks Index.
(4)
Compensation actually paid to the CEO and NEOs for each of the years presented in the table are as follows:

	CEO			Other NEO Average
	2022	2021	2020	2022	2021	2020
Total Compensation as reported in the Summary Compensation Table ("SCT")	$1,935,359	$1,966,312	$2,249,248	$975,142	$948,219	$940,096
Pension values as reported in SCT	$-	$(250,861)	$(424,782)	$-	$(3,244)	$(17,234)
Fair value* of equity awards granted during fiscal year	$(800,000)	$(600,000)	$(800,000)	$(281,250)	$(210,938)	$(277,496)
Pension value attributable to current year's service and any change in pension value attributable to plan amendments made in current year	$404,445	$336,283	$237,850	$-	$-	$-
Fair value of equity compensation granted in current year - value at year-end	$558,495	$573,707	$1,182,472	$124,216	$201,686	$365,239
Dividends paid on stock in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	$45,973	$58,572	$99,973	$12,535	$16,997	$28,926
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	$(395,708)	$200,697	$58,559	$(137,198)	$45,041	$11,893
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	$(120,286)	$190,895	$(85,783)	$(27,491)	$42,852	$(24,151)
Fair value of awards forfeited in current fiscal year determined at the end of prior fiscal year	$-	$-	$-	$(36,427)	$-	$(51,381)
Compensation Actually Paid	$1,628,278	$2,475,604	$2,517,537	$629,527	$1,040,614	$975,893

*Note: Fair value was computed in accordance with the Company’s methodology used for financial reporting purposes.

The following table lists either the required disclosure metrics, or the most important financial performance measures used by the Company to link compensation actually paid to our named executive officers to company performance.

•
Total Shareholder Return (TSR)
•
Operating Return on Tangible Common Equity (ROTCE)
•
Operating Income
•
Relative Return on Assets
•
Operating Diluted Earnings per Share (EPS) growth

Relationship between Pay and Financial Performance

The charts below illustrate the alignment between compensation actually paid to our CEO and other NEOs (as presented above) and the Company’s TSR and financial performance. As the charts show, the Company outperformed the S&P U.S. BMI Banks Index in 2020, 2021 and 2022. Our annual and long-term incentive programs use operational financial performance metrics. As such, compensation actually paid decreased in 2022 from 2021, consistent with a reduced TSR.

Compensation Actually Paid (CAP) and TSR

Compensation Actually Paid (CAP) and Net Income

Compensation Actually Paid (CAP) and Operating ROTCE

Director Compensation

Non-employee directors of the Company and Cambridge Trust receive both cash and equity compensation as described below. Board compensation is reviewed by comparison to peer institutions using publicly available information. Director compensation is designed to attract and retain persons who are well qualified to serve as directors of the Company and Cambridge Trust.

Directors are paid an annual retainer in the amount of $40,000 as a fully vested common stock award to align their interests with those of the shareholders. In 2022, such awards totaled 509 shares of common stock for each independent director. Directors also receive a $20,000 annual cash retainer.

Non-employee directors of the Company and Cambridge Trust also receive cash compensation in the form of fees for attending Board and committee meetings. Directors receive additional compensation for service as Chair of a Committee.

Annual fees for non-employee directors as Lead Director and Committee Chairs of the Company and of Cambridge Trust during 2022 are paid in cash and were as follows:

Position	Annual Fee
Lead Director	$15,000
Chairperson Audit Committee	$8,250
Chairperson Compensation Committee	$8,250
Chairperson Governance Committee	$8,250
Chairperson Risk Committee	$8,250
Chairperson Trust Committee	$8,250

Board meeting fees for the Company during 2022 were $1,000 per meeting. Committee meeting fees for the Company during 2022 were $700 per meeting. Committees for which directors receive meeting fees other than the Audit, Governance, Risk and Compensation Committees, are the Trust Committee, and Executive Committee. Board meeting fees for Cambridge Trust Company of New Hampshire, a subsidiary of Cambridge Trust Company, were $700 per meeting during 2022.

Annual fees paid to directors are based on a year of service that begins at the annual meeting of the Company’s shareholders and runs through the date of the next annual meeting.

No annual retainer or meeting fees are paid to any director who is an employee of the Company or Cambridge Trust.

The following table summarizes the compensation paid to the Company’s directors for the fiscal year ended December 31, 2022, other than Denis K. Sheahan and Thomas J. Fontaine, whose compensation is fully reflected in the Summary Compensation Table above.

2022 DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid In Cash (b)(1)	Stock Awards (c)(2)	All Other Compensation (g)(3)	Total (h)
Jeanette G. Clough	$38,400	$40,000	$652	$79,052
Christine Fuchs	$37,000	$40,000	$652	$77,652
Simon R. Gerlin	$43,550	$40,000	$652	$84,202
Pamela A. Hamlin	$48,450	$40,000	$652	$89,102
Kathryn M. Hinderhofer	$43,850	$40,000	$652	$84,502
Hambleton Lord	$59,000	$40,000	$652	$99,652
Thalia M. Meehan	$35,600	$40,000	$652	$76,252
Daniel R. Morrison	$43,402	$54,904	$3,452	$101,758
Leon A. Palandjian	$45,250	$40,000	$652	$85,902
Laila S. Partridge	$39,500	$40,000	$652	$80,152
Jody A. Rose	$31,500	$40,000	$652	$72,152
Cathleen A. Schmidt	$50,150	$40,000	$3,452	$93,602
R. Gregg Stone	$44,700	$40,000	$652	$85,352
Jane C. Walsh	$18,242	$24,873	$652	$43,767
Andargachew S. Zelleke	$16,842	$24,873	$652	$42,367

(1)
This column reflects the total fees earned or paid in cash to directors.
(2)
The amount in this column represents the director’s annual retainer paid in the form of a fully vested common stock. Mr. Morrison received a partial year retainer in January 2022 as he retired as an executive of the Company effective December 31, 2021.
(3)
This amount represents the dividends paid on the fully vested common stock granted to non-employee directors in 2022. For Ms. Schmidt and Mr. Morrison, this amount also includes meeting fees totaling $2,800 paid for attending board meetings of one of the Company’s subsidiaries.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Pursuant to regulatory requirements and other applicable law, the Boards of the Company and/or Cambridge Trust must approve certain extensions of credit, contracts, and other transactions between the Company and/or Cambridge Trust and any director or executive officer or their immediate family members and affiliates. The Company requires that any transaction between the Company and/or Cambridge Trust and any director or executive officer, or any of their immediate family members or affiliates, must be made on terms comparable to those that would apply to a similar transaction with an unrelated, similarly situated third-party and must be approved in advance. The Governance Committee is responsible for oversight and implementation of the procedures for review of related party transactions, which are most commonly applied to extensions of credit by Cambridge Trust. The Company’s policy and procedures with respect to related person transactions are set forth in the Governance Committee’s charter and the Company’s Code of Ethics.

Transactions with Certain Related Persons

The Company did not engage in any related person transactions during 2022 within the meaning of applicable SEC rules, including any transaction or series of transactions in which: (i) the Company was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest. Certain directors and officers of the Company and Bank and members of their immediate family are at present, as in the past, customers of the Bank and have transactions with the Bank in the ordinary course of business. In addition, certain of the directors are at present, as in the past, also directors, officers or shareholders of corporations or members of partnerships that are customers of the Bank and have transactions with the Bank in the ordinary course of business. Such transactions with directors and officers of the Company and the Bank and their families and with such corporations and partnerships were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, did not involve more than the normal risk of collectability or present other features unfavorable to the Bank, were performing according to their original terms at December 31, 2022, and were made in compliance with banking regulations. The directors annually approve amounts to be paid to related parties for services rendered. The Company reviews related party transactions periodically.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report to the SEC their initial ownership of the Company’s common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required during the fiscal year ended December 31, 2022, we believe that, during the 2022 fiscal year, all of the Company’s directors and executive officers complied with all Section 16(a) filing requirements applicable to them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under SEC rules, beneficial ownership includes any shares of common stock for which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. The following tables set forth certain information as to the number and percentage of shares of common stock beneficially owned as of March 13, 2023, (i) by each person known by the Company to own beneficially more than 5% of the Company’s outstanding shares of common stock, (ii) by each of the Company’s directors and executive officers, and (iii) by all directors and executive officers as a group. As of March 13, 2023, there were 7,834,057 shares of common stock outstanding.

Principal Shareholders

The following table contains common stock ownership information for persons known to us to beneficially own more than 5% of the Company’s common stock as of March 13, 2023.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	495,680	6.3%

Security Ownership of Officers and Directors

Name	Number of Shares Owned (1)(2)	Percent of Common Stock Outstanding
Directors:
Jeanette G. Clough	6,226	**
Christine Fuchs	2,925	**
Simon R. Gerlin	4,389	**
Pamela A. Hamlin	1,925	**
Kathryn M. Hinderhofer	5,458	**
Hambleton Lord	5,270	**
Thalia M. Meehan	1,973	**
Daniel R. Morrison	41,028	**
Leon A. Palandjian	16,642	**
Laila S. Partridge	1,925	**
Jody A. Rose	1,973	**
Cathleen A. Schmidt	4,055	**
Denis K. Sheahan	50,166	**
R. Gregg Stone	11,564	**
Jane C. Walsh	132,866	1.7%
Andargachew S. Zelleke	305	**
Named Executive Officers other than Directors:
Michael F. Carotenuto	9,348	**
Thomas J. Fontaine (3)	28,435	**
Martin B. Millane Jr.	14,952	**
Jennifer A. Pline	12,049	**
Directors and executive officers as a group (20 individuals)	353,474	4.5%

** Represents less than 1% of the Company’s outstanding shares.

(1)
Unless otherwise indicated, all shares are beneficially owned by the respective individuals. There are no outstanding options exercisable within 60 days of March 13, 2023.
(2)
This amount reflects shares allocated to participant accounts within the ESOP. The shares allocated to participant accounts within the ESOP as of December 31, 2022 are as follows: 521 for Mr. Sheahan, 216 for Mr. Fontaine, 379 for Mr. Carotenuto, 1,844 for Mr. Millane, and 379 for Ms. Pline.
(3)
Mr. Fontaine resigned as Executive Vice President and Chief Banking Officer of the Company effective as of December 31, 2022.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the aggregate information of the Company’s equity compensation plans in effect as of December 31, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a) (1)	(b) (2)	(c)(3)
Equity compensation plans approved by shareholders	120,257	$—	224,297
Equity compensation plans not approved by shareholders	—	—	—
Total	120,257	$—	224,297

(1)
Represents the number of underlying shares of common stock associated with outstanding restricted stock unit awards under the 2017 Equity and Cash Incentive Plan, including shares that may be issued pursuant to outstanding PRSUs, assuming the target award will be earned.
(2)
There are no options outstanding. See footnote (1) above with respect to restricted stock unit awards granted under the 2017 Equity and Cash Incentive Plan.
(3)
Consists of 224,297 shares of common stock available for issuance under the 2017 Equity and Cash Incentive Plan.

PROPOSAL 2 – NON-BINDING ADVISORY RESOLUTION ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act require the Company to provide its shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of its named executive officers as disclosed in this proxy statement. This vote does not address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the Company’s compensation philosophy, policies and practices, as disclosed in this proxy statement.

Vote Required

The affirmative vote of a majority of the votes cast, in person or represented by proxy, at the Annual Meeting and entitled to vote is required to approve the non-binding advisory resolution of the compensation of the Company’s named executive officers. For purposes of Proposal 2, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. However, both abstentions and broker non-votes will count toward the presence of a quorum.

Our Recommendation

the board unanimously recommends that the shareholders vote “for” the approval of the non-binding advisory resolution on the compensation of the named executive officers, AS DISCLOSED IN THIS PROXY STATEMENT.

General

The compensation of the Company’s named executive officers is disclosed in the Compensation Discussion and Analysis, the summary compensation table and the other related tables and narrative disclosure contained elsewhere in this proxy statement. As discussed in those disclosures, the Board believes that the Company’s executive compensation philosophy, policies and procedures provide a strong link between each named executive officer’s compensation and the Company’s short- and long-term performance. The objective of the Company’s executive compensation program is to provide compensation which is competitive, variable based on the Company’s performance and aligned with the long-term interests of shareholders.

The Company is asking its shareholders to indicate their support for its named executive officers compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s named executive officers. Accordingly, shareholders are being asked to vote “FOR” the following resolution:

RESOLVED, on an advisory basis, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Your vote on this Proposal 2 is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to align the Company’s executive compensation with the best interests of the Company and the Company’s shareholders. Because the Board views the advisory vote as a good corporate governance practice, we hold such votes on an annual basis.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Wolf & Company, P.C. (“Wolf & Company”), to act as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Wolf & Company has served as our independent registered accounting firm since March 17, 2020. While the Company is not required to have shareholders ratify the selection of Wolf & Company as the Company’s independent registered public accounting firm, and this vote is only advisory, the Board considers the selection of the independent registered public accounting firm to be an important matter and is therefore submitting the selection of Wolf & Company for ratification by shareholders as a matter of good corporate practice.

The Board recommends that shareholders vote in favor of ratifying the appointment of Wolf & Company as the Company’s independent registered public accounting firm. If shareholders do not ratify selection of the Company’s independent registered public accounting firm, the Audit Committee will reconsider the appointment of Wolf & Company at the appropriate time. The Company anticipates, however, that there would be no immediate change in the Company’s independent registered public accounting firm this fiscal year if shareholders do not ratify the selection of Wolf & Company because of the practical difficulty and expense associated with making such a change midyear. The Audit Committee may retain Wolf & Company for 2023 notwithstanding a negative shareholder vote or, even if shareholders ratify the selection of Wolf & Company, the Audit Committee may, in its discretion, change the Company’s independent registered public accounting firm at any time if it determines that it would be in the best interests of the Company to do so.

A Wolf & Company representative is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

Vote Required

The affirmative vote of a majority of votes cast, in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of the Company’s independent registered public accounting firm. For purposes of Proposal 3, abstentions will not be counted as votes cast and will have no effect on the result of the vote. However, abstentions will count toward the presence of a quorum.

Our Recommendation

the board unanimously recommends THAT YOU VOTE “for” the ratification of the appointment of Wolf & Company, p.c. as THE COMPANY’S independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees and Services

The following table shows the fees paid or accrued by the Company for professional services provided by Wolf & Company during the fiscal years ended December 31, 2022 and December 31, 2021:

	2022	2021
Audit Fees	$365,000	$325,000
Audit Related Services (1)	36,680	—
Tax Fees (2)	42,000	41,000
All Other Fees (3)	219,792	145,179
Total	$663,472	$511,179

(1)
For 2022, Audit Related Services paid to Wolf & Company relate to costs for the Northmark Merger completed in October 2022.
(2)
Tax Fees are comprised of tax preparation services.
(3)
All Other Fees as listed above relate to consulting and board compliance training fees paid to Wolf & Company.

Audit Committee Pre-Approval Requirements

The Audit Committee typically provides specific prior approval for each engagement of the independent auditor to perform services, but it may from time to time pre-approve certain types of services up to a specified limit. The Audit Committee has considered the nature of the tax and other non-audit services provided by Wolf & Company, including discussing them with Wolf & Company and management, and has determined that they are compatible with Wolf & Company’s independence. The Audit Committee pre-approved 100% of the services performed by the independent registered public accounting firm pursuant to the powers delegated to the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are shareholders of the Company will be “householding” proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

SHAREHOLDER PROPOSALS

Any shareholder proposal pursuant to Rule 14a-8 of the Exchange Act intended for inclusion in our proxy statement for the 2024 annual meeting of shareholders must be received by the Company by November 17, 2023. Each proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy. SEC rules set forth standards as to what shareholder proposals corporations must include in a proxy statement for an annual meeting. Nothing in this section shall be deemed to require the Company to include in its proxy statement and proxy card for the 2024 annual meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 under the Exchange Act.

Shareholder proposals to be acted upon at the 2023 annual meeting of shareholders (but not for inclusion in the proxy statement) will only be considered if they (a) are received by the Company’s Corporate Secretary at 1336 Massachusetts Avenue, Cambridge, Massachusetts 02138 within the time period described below and (b) concern a matter that may properly be considered and acted upon at the annual meeting in accordance with law and the rules of the SEC, including Rule 14a-8 under the Exchange Act. In addition, under our bylaws, if you wish to nominate a director or bring other business before the 2024 annual meeting of shareholders, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to the Company’s Corporate Secretary; and (iii) your notice must contain specific information required in Article II Section 8 and Article III Section 2 of our bylaws. To be timely, a shareholder’s notice to the Company’s Corporate Secretary must be delivered to or mailed and received at Cambridge’s principal executive offices not fewer than 50 nor more than 70 days prior to the scheduled date of the meeting (anticipated to be held in May of 2024). However, if less than 60 days’ prior public disclosure of the date of the annual meeting is made, notice by the shareholder must be received no later than the earlier of the tenth day following the day such public disclosure was made or the day before the meeting. A copy of our bylaws is available on the Company’s website.

In addition to satisfying the foregoing requirements, shareholders who intend to solicit proxies in support of director nominees other than our nominees for the 2024 annual meeting of shareholders must provide the notice required by Rule 14a-19 under the Exchange Act no later than March 16, 2024.

Shareholders should submit any shareholder proposals, notices of business or director nominations, in writing, to Corporate Secretary, c/o Elaine Virzi, Cambridge Trust Company, 1336 Massachusetts Avenue, Cambridge, Massachusetts 02138.

OTHER MATTERS

As of the date of this proxy statement, the Board does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known properly come before the meeting, the persons named in the accompanying proxy will vote the proxy in accordance with the determination of a majority of the Board.

CAMBRIDGE BANCORP Proxy for Annual Meeting of Shareholders on May 15, 2023 Solicited on Behalf of the Board of Directors The undersigned Shareholder(s) of Cambridge Bancorp (the "Company") hereby appoints Hambleton Lord, Denis K. Sheahan and R. Gregg Stone, attorneys and proxies for the undersigned, each with power to act alone and with full power of substitution, to vote in the name of and on behalf of the undersigned at the Annual Meeting of the Shareholders of the Company to be held at the Harvard Faculty Club, 20 Quincy Street, Cambridge, MA 02138, on Monday,May 15, 2023, at 8:30 a.m. Eastern Time and at all adjournments thereof, all shares ofthe Company held by the undersigned or that the undersigned would be entitled to vote, with all the voting powers the undersigned would possess, if personally present, upon the following matters as designated below or, if no designation is made, as the proxies may determine, and in their discretion upon such other matters as may properly come before the meeting:(Continued and to be signed on the reverse side.) 1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF CAMBRIDGE BANCORP May 15, 2023 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, 2022 Annual Report on Form 10-K and Proxy Card are available at http://www.astproxyportal.com/ast/16285/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20730300000000000000 9 051523 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS IN PROPOSAL 1, "FOR" PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. To elect six Class I Directors for a three-year term and one Class III Director for a two-year term. O Christine Fuchs Class I Director O Pamela A. Hamlin Class I Director O Daniel R. Morrison Class I Director O Leon A. Palandjian Class I Director O Laila S. Partridge Class I Director O Jane C. Walsh Class I Director O Andargachew S. Zelleke Class III Director FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT(See instructions below) INSTRUCTIONS:To withhold authority to vote for any individual nominee(s),mark“FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold,as shown here: NOMINEES: 2. Consideration and approval of a non-binding advisory resolution on the compensation of the Company’s named executive officers. 3. To ratify, on an advisory basis, the appointment of Wolf & Company, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023. NOTE: Consideration of any other business that may properly come before the Annual Meeting. Each Shareholder should specify by a mark in the appropriate space above how he/she wishes his/her shares voted. Shares will be voted as specified. If no specification is made herein, shares will be voted “FOR” each of the proposals set forth above. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted viathis method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the shareholder is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the shareholder is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF CAMBRIDGE BANCORP May 15, 2023 PROXY VOTING INSTRUCTIONS INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL -Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON -You may vote your shares in person by attending the Annual Meeting. GO GREEN -e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, 2022 Annual Report on Form 10-K and Proxy Card are available at http://www.astproxyportal.com/ast/16285/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20730300000000000000 9 051523 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS IN PROPOSAL 1, "FOR" PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. To elect six Class I Directors for a three-year term and one Class III 2. Consideration and approval of a non-binding advisory resolution Director for a two-year term. on the compensation of the Company’s named executive NOMINEES: officers. FOR ALL NOMINEES O Christine Fuchs Class I Director FOR AGAINST ABSTAIN O Pamela A. Hamlin Class I Director WITHHOLD AUTHORITY O Daniel R. Morrison Class I Director 3. To ratify, on an advisory basis, the appointment of Wolf & FOR ALL NOMINEES O Leon A. Palandjian Class I Director Company, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023. O Laila S. Partridge Class I Director FOR ALL EXCEPT O Jane C. Walsh Class I Director (See instructions below) O Andargachew S. Zelleke Class III Director NOTE: Consideration of any other business that may properly come before the Annual Meeting. Each Shareholder should specify by a mark in the appropriate space above how he/she wishes his/her shares voted. Shares will be voted as specified. If no specification is made herein, shares will be voted “FOR” each of the proposals set forth above. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted viathis method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

 Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting of CAMBRIDGE BANCORP To Be Held On: May 15, 2023 at 8:30 a.m. Eastern Time at the Harvard Faculty Club, 20 Quincy Street, Cambridge, MA 02138 COMPANY NUMBER ACCOUNT NUMBER CONTROL NUMBER This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. Ifyouwanttoreceiveapaperore-mailcopyoftheproxymaterialsyoumustrequestone. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before May 5, 2023. Please visit http://www.astproxyportal.com/ast/16285/, where the following materials are available for view: • Notice of Annual Meeting of Shareholders • Proxy Statement • Form of Electronic Proxy Card • 2022AnnualReportonForm10-K TO REQUEST MATERIAL: TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers) E-MAIL: info@astfinancial.com WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials TO VOTE: ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.comupuntil11:59PMEasternTimethedaybeforethecut-offormeetingdate. IN PERSON: You may vote your shares in person by attending the Annual Meeting. TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number call. MAIL: You may request a card by following the instructions above. 1.To elect six ClassI Directors for a three-year term and one Class III Director for a two-year term. NOMINEES: Christine Fuchs Class I Director Pamela A. Hamlin Class I Director Daniel R. Morrison Class I Director Leon A. Palandjian Laila S. Partridge Jane C. Walsh Class I Director Class I Director Class I Director Andargachew S. Zelleke Class III Director 2. Consideration and approval of a non-binding advisory resolution on the compensation of the Company’s named executive officers. 3. To ratify, on an advisory basis, the appointment of Wolf & Company, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023. NOTE: Consideration of any other business that may properly come before the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS IN PROPOSAL 1, "FOR" PROPOSAL 2 AND “FOR” PROPOSAL 3. Please note that you cannot use this notice to vote by mail.